                                                                   EXHIBIT 99(A)

                         INDEX TO FINANCIAL STATEMENTS

                            Duke Energy Corporation

Independent Auditors' Report............................................... F-2
Consolidated Statements of Income for the years ended December 31, 2000,
 1999 and 1998............................................................. F-3
Consolidated Statements of Cash Flows for the years ended December 31,
 2000, 1999 and 1998....................................................... F-4
Consolidated Balance Sheets as of December 31, 2000 and 1999............... F-5
Consolidated Statements of Common Stockholders' Equity and Comprehensive
 Income for the years ended December 31, 2000, 1999 and 1998............... F-7
Notes to Consolidated Financial Statements................................. F-8

Independent Auditors' Report

   To the Board of Directors and Stockholders of Duke Energy Corporation

   We have audited the accompanying consolidated balance sheets of Duke Energy Corporation and subsidiaries (Duke Energy) as of December 31, 2000 and 1999, and the related consolidated statements of income, common stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of Duke Energy's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Duke Energy as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Charlotte, North Carolina
January 18, 2001

                            DUKE ENERGY CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                          Years Ended December
                                                                  31,
                                                         ----------------------
                                                          2000    1999    1998
                                                         ------- ------- ------
                                                          (in millions, except
                                                           per share amounts)
Operating Revenues
  Sales, trading and marketing of natural gas and
   petroleum products (Notes 1 and 7)..................  $28,310 $10,922 $7,854
  Trading and marketing of electricity (Notes 1 and
   7)..................................................   13,060   3,610  2,788
  Generation, transmission and distribution of
   electricity (Notes 1 and 4).........................    5,315   4,934  4,586
  Transportation and storage of natural gas (Notes 1
   and 4)..............................................    1,045   1,139  1,450
  Gain on sale of equity investment (Notes 2 and 8)....      407     --     --
  Other (Note 8).......................................    1,181   1,161    984
                                                         ------- ------- ------
    Total operating revenues...........................   49,318  21,766 17,662
                                                         ------- ------- ------
Operating Expenses
  Natural gas and petroleum products purchased (Note
   1)..................................................   27,670  10,636  7,497
  Net interchange and purchased power (Notes 1, 4 and
   5)..................................................   12,000   3,507  2,916
  Fuel used in electric generation (Notes 1 and 11)....      781     764    767
  Other operation and maintenance (Notes 4, 11 and
   14).................................................    3,469   3,701  2,738
  Depreciation and amortization (Notes 1 and 5)........    1,167     968    909
  Property and other taxes.............................      418     371    350
                                                         ------- ------- ------
    Total operating expenses...........................   45,505  19,947 15,177
                                                         ------- ------- ------
Operating Income.......................................    3,813   1,819  2,485
                                                         ------- ------- ------
Other Income and Expenses
  Deferred returns and allowance for funds used during
   construction (Note 1)...............................       63      82     88
  Other, net...........................................      138     142     74
                                                         ------- ------- ------
    Total other income and expenses....................      201     224    162
                                                         ------- ------- ------
Earnings Before Interest and Taxes.....................    4,014   2,043  2,647
Interest Expense (Notes 7 and 10)......................      911     601    514
Minority Interest Expense (Notes 2 and 12).............      307     142     96
                                                         ------- ------- ------
Earnings Before Income Taxes...........................    2,796   1,300  2,037
Income Taxes (Notes 1 and 6)...........................    1,020     453    777
                                                         ------- ------- ------
Income Before Extraordinary Item.......................    1,776     847  1,260
Extraordinary Gain (Loss), net of tax..................      --      660     (8)
                                                         ------- ------- ------
Net Income.............................................    1,776   1,507  1,252
Dividends on Preferred and Preference Stock (Note 13)..       19      20     21
                                                         ------- ------- ------
Earnings Available For Common Stockholders.............  $ 1,757 $ 1,487 $1,231
                                                         ======= ======= ======
Common Stock Data (Note 1)
  Weighted average shares outstanding..................      736     729    722
  Earnings per share (before extraordinary item)
    Basic..............................................  $  2.39 $  1.13 $ 1.72
    Diluted............................................  $  2.38 $  1.13 $ 1.71
  Earnings per share
    Basic..............................................  $  2.39 $  2.04 $ 1.70
    Diluted............................................  $  2.38 $  2.03 $ 1.70
  Dividends per share..................................  $  1.10 $  1.10 $ 1.10

                See Notes to Consolidated Financial Statements.

                            DUKE ENERGY CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        Years Ended December
                                                                31,
                                                        ----------------------
                                                         2000    1999    1998
                                                        ------  ------  ------
                                                           (in millions)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income............................................ $1,776  $1,507  $1,252
 Adjustments to reconcile net income to net cash
  provided by operating activities:
 Depreciation and amortization.........................  1,348   1,151   1,055
 Net mark-to-market gain...............................   (464)    (24)    (75)
 Extraordinary (gain) loss, net of tax.................    --     (660)      8
 Gain on sale of equity investment.....................   (407)    --      --
 Provision on NAWE receivables.........................    110     --      --
 Injury and damages accrual............................    --      800     --
 Deferred income taxes.................................    152    (210)    (35)
 Purchased capacity levelization.......................    138     104      88
 Transition cost recoveries (payments), net............     82      95     (28)
 (Increase) decrease in
  Receivables.......................................... (4,812)   (659)    (18)
  Inventory............................................    (97)    (89)   (104)
  Other current assets.................................   (796)   (138)    (39)
 Increase (decrease) in
  Accounts payable.....................................  4,509     477      72
  Taxes accrued........................................   (439)    (57)     (6)
  Interest accrued.....................................     64      32      (2)
  Other current liabilities............................  1,116      73      84
 Other, net............................................    (55)    282      79
                                                        ------  ------  ------
   Net cash provided by operating activities...........  2,225   2,684   2,331
                                                        ------  ------  ------
CASH FLOWS FROM INVESTING ACTIVITIES
 Capital and investment expenditures................... (5,634) (5,936) (2,500)
 Proceeds from sale of subsidiaries and equity
  investment...........................................    400   1,900     --
 Decommissioning, retirements and other................    204     236      24
                                                        ------  ------  ------
   Net cash used in investing activities............... (5,030) (3,800) (2,476)
                                                        ------  ------  ------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from the issuance of
 Long-term debt........................................  3,206   3,221   1,357
 Guaranteed preferred beneficial interests in
  subordinated notes of Duke Energy Corporation or
  Subsidiaries.........................................    --      484     581
 Common stock and stock options........................    230     162     176
 Payments for the redemption of
 Long-term debt........................................ (1,191) (1,505)   (698)
 Preferred and preference stock........................    (33)    (20)   (180)
 Net change in notes payable and commercial paper......  1,484      58    (350)
 Distributions to minority interests................... (1,216)    --      --
 Contributions from minority interests.................  1,116     --      --
 Dividends paid........................................   (828)   (822)   (814)
 Other.................................................    (54)     22       6
                                                        ------  ------  ------
   Net cash provided by financing activities...........  2,714   1,600      78
                                                        ------  ------  ------
 Net (decrease) increase in cash and cash equivalents..    (91)    484     (67)
 Cash received from business acquisitions..............    100      49      38
 Cash and cash equivalents at beginning of period......    613      80     109
                                                        ------  ------  ------
 Cash and cash equivalents at end of period............ $  622  $  613  $   80
                                                        ======  ======  ======
Supplemental Disclosures
 Cash paid for interest, net of amount capitalized..... $  817  $  541  $  490
 Cash paid for income taxes............................ $1,177  $  732  $  733

                See Notes to Consolidated Financial Statements.

                            DUKE ENERGY CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                 December 31,
                                                                ---------------
                                                                 2000    1999
                                                                ------- -------
                                                                 (in millions)
                            ASSETS
                            ------

Current Assets (Note 1)
  Cash and cash equivalents (Note 7)........................... $   622 $   613
  Receivables (Notes 1 and 7)..................................   8,293   3,248
  Inventory....................................................     736     599
  Current portion of natural gas transition costs (Note 4).....     --       81
  Current portion of purchased capacity costs (Note 5).........     149     146
  Unrealized gains on mark-to-market transactions (Note 7).....  11,038   1,131
  Other (Note 7)...............................................   1,317     353
                                                                ------- -------
    Total current assets.......................................  22,155   6,171
                                                                ------- -------
Investments and Other Assets
  Investments in affiliates (Notes 8 and 14)...................   1,370   1,299
  Nuclear decommissioning trust funds (Note 11)................     717     703
  Pre-funded pension costs (Note 17)...........................     304     315
  Goodwill, net (Notes 1 and 2)................................   1,566     844
  Notes receivable.............................................     462     154
  Unrealized gains on mark-to-market transactions (Notes 1 and
   7)..........................................................   4,218     690
  Other........................................................   1,445     705
                                                                ------- -------
    Total investments and other assets.........................  10,028   4,710
                                                                ------- -------
Property, Plant and Equipment (Notes 1, 5, 9, 10 and 11)
  Cost.........................................................  34,615  30,436
  Less accumulated depreciation and amortization...............  10,146   9,441
                                                                ------- -------
    Net property, plant and equipment..........................  24,469  20,995
                                                                ------- -------
Regulatory Assets and Deferred Debits (Note 1)
  Purchased capacity costs (Note 5)............................     356     497
  Deferred debt expense (Note 7)...............................     208     223
  Regulatory asset related to income taxes.....................     506     500
  Other (Notes 4 and 14).......................................     400     313
                                                                ------- -------
    Total regulatory assets and deferred debits................   1,470   1,533
                                                                ------- -------
    Total Assets............................................... $58,176 $33,409
                                                                ======= =======

                See Notes to Consolidated Financial Statements.

                            DUKE ENERGY CORPORATION

                                                               December 31,
                                                              ----------------
                                                               2000     1999
                                                              -------  -------
                                                               (in millions)
         LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
         -------------------------------------------

Current Liabilities
  Accounts payable........................................... $ 7,375  $ 2,312
  Notes payable and commercial paper (Notes 7 and 10)........   1,826      267
  Taxes accrued (Note 1).....................................     261      685
  Interest accrued...........................................     208      139
  Current maturities of long-term debt and preferred stock
   (Notes 10 and 13).........................................     470      515
  Unrealized losses on mark-to-market transactions (Notes 1
   and 7)....................................................  11,070    1,241
  Other (Notes 1 and 14).....................................   1,769      717
                                                              -------  -------
    Total current liabilities................................  22,979    5,876
                                                              -------  -------
Long-term Debt (Notes 7 and 10)..............................  11,019    8,683
                                                              -------  -------
Deferred Credits and Other Liabilities (Note 1)
  Deferred income taxes (Note 6).............................   3,851    3,402
  Investment tax credit (Note 6).............................     211      225
  Nuclear decommissioning costs externally funded (Note 11)..     717      703
  Environmental cleanup liabilities (Note 14)................     100      101
  Unrealized losses on mark-to-market transactions (Note 7)..   3,581      438
  Other (Note 14)............................................   1,574    2,099
                                                              -------  -------
    Total deferred credits and other liabilities.............  10,034    6,968
                                                              -------  -------
Commitments and Contingencies (Notes 5, 11 and 14)
Guaranteed Preferred Beneficial Interests in Subordinated
  Notes of Duke Energy Corporation or Subsidiaries (Notes 7
   and 12)...................................................   1,406    1,404
                                                              -------  -------
Minority Interests (Note 2)..................................   2,435    1,200
                                                              -------  -------
Preferred and Preference Stock (Notes 7 and 13)
  Preferred and preference stock with sinking fund
   requirements..............................................      38       71
  Preferred and preference stock without sinking fund
   requirements..............................................     209      209
                                                              -------  -------
    Total preferred and preference stock.....................     247      280
                                                              -------  -------
Common Stockholders' Equity (Notes 1, 15 and 16)
  Common stock, no par, 1 billion shares authorized; 739
   million and 733 million shares outstanding at December 31,
   2000 and 1999, respectively...............................   4,797    4,603
  Retained earnings..........................................   5,379    4,397
  Accumulated other comprehensive income.....................    (120)      (2)
                                                              -------  -------
    Total common stockholders' equity........................  10,056    8,998
                                                              -------  -------
    Total Liabilities and Common Stockholders' Equity........ $58,176  $33,409
                                                              =======  =======

                See Notes to Consolidated Financial Statements.

                            DUKE ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                                            Accumulated
                                               Other                  Total
                           Common Retained Comprehensive          Comprehensive
                           Stock  Earnings    Income      Total      Income
                           ------ -------- ------------- -------  -------------
                                              (in millions)
Balance December 31,
 1997....................  $4,284  $3,256      $ --      $ 7,540
Net income...............           1,252                  1,252     $1,252
                                                                     ------
    Total comprehensive
     income..............                                            $1,252
                                                                     ======
Dividend reinvestment and
 employee benefits (Note
 16).....................     165                            165
Common stock dividends...            (794)                  (794)
Preferred and preference
 stock dividends
 (Note 13)...............             (21)                   (21)
Other capital stock
 transactions, net.......               8                      8
                           ------  ------      -----     -------
Balance December 31,
 1998....................  $4,449  $3,701      $ --      $ 8,150
                           ------  ------      -----     -------
Net income...............           1,507                  1,507     $1,507
Other comprehensive
 income:
  Foreign currency
   translation
   adjustments (Note 1)..                         (2)         (2)        (2)
                                                                     ------
    Total comprehensive
     income..............                                            $1,505
                                                                     ======
Dividend reinvestment and
 employee benefits (Note
 16).....................     154                            154
Common stock dividends...            (802)                  (802)
Preferred and preference
 stock dividends
 (Note 13)...............             (20)                   (20)
Other capital stock
 transactions, net.......              11                     11
                           ------  ------      -----     -------
Balance December 31,
 1999....................  $4,603  $4,397      $  (2)    $ 8,998
                           ------  ------      -----     -------
Net income...............           1,776                  1,776     $1,776
Other comprehensive
 income:
  Foreign currency
   translation
   adjustments (Note 1)..                       (118)       (118)      (118)
                                                                     ------
    Total comprehensive
     income..............                                            $1,658
                                                                     ======
Dividend reinvestment and
 employee benefits (Note
 16).....................     194                            194
Common stock dividends...            (809)                  (809)
Preferred and preference
 stock dividends
 (Note 13)...............             (19)                   (19)
Other capital stock
 transactions, net.......              34                     34
                           ------  ------      -----     -------
Balance December 31,
 2000....................  $4,797  $5,379      $(120)    $10,056
                           ======  ======      =====     =======

                See Notes to Consolidated Financial Statements.

                            DUKE ENERGY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              For the Years Ended December 31, 2000, 1999 and 1998

1. Summary of Significant Accounting Policies

   Consolidation. The Consolidated Financial Statements include the accounts of all of Duke Energy Corporation's majority-owned subsidiaries after the elimination of significant intercompany transactions and balances. Investments in other entities that are not controlled by Duke Energy Corporation, but where it has significant influence over operations, are accounted for using the equity method.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's best available knowledge of current and expected future events, actual results could differ from those estimates.

   "Duke Energy" is used in these Notes as a collective reference to Duke Energy Corporation and its subsidiaries.

   Cash and Cash Equivalents. All liquid investments with maturities at date of purchase of three months or less are considered cash equivalents.

   Inventory. Inventory consists primarily of materials and supplies, natural gas and natural gas liquid (NGL) products held in storage for transmission, processing and sales commitments, and coal held for electric generation. Inventory is recorded at the lower of cost or market, primarily using the average cost method.

   Accounting for Risk Management and Commodity Trading Activities. Commodity derivatives utilized for trading purposes are accounted for using the mark-to-market method. Under this methodology, these instruments are adjusted to market value, and the unrealized gains and losses are recognized in current period income and are included in the Consolidated Statements of Income as Natural Gas and Petroleum Products Purchased or Net Interchange and Purchased Power, and in the Consolidated Balance Sheets as Unrealized Gains or Losses on Mark-to-Market Transactions.

   Commodity derivatives such as futures, forwards, over-the-counter swap agreements and options are also utilized for non-trading purposes to hedge the impact of market fluctuations in the price of natural gas, electricity and other energy-related products. To qualify as a hedge, the price movements in the commodity derivatives must be highly correlated with the underlying hedged commodity. Under the deferral method of accounting, gains and losses related to commodity derivatives that qualify as hedges are recognized in income when the underlying hedged physical transaction closes and are included in the Consolidated Statements of Income as Natural Gas and Petroleum Products Purchased, or Net Interchange and Purchased Power. If the commodity derivative is no longer sufficiently correlated to the underlying commodity, or if the underlying commodity transaction closes earlier than anticipated, the deferred gains or losses are recognized in income.

   Duke Energy periodically uses interest rate swaps, accounted for under the accrual method, to manage the interest rate characteristics associated with outstanding debt. Interest rate differentials to be paid or received as interest rates change are accrued and recognized as an adjustment to interest expense. The amount accrued as either a payable to or a receivable from counterparties is included in the Consolidated Balance Sheets as Deferred Debt Expense.

   Duke Energy also periodically utilizes interest rate lock agreements to hedge interest rate risk associated with new debt issuances. Under the deferral method of accounting, gains or losses on such agreements, when settled, are deferred in the Consolidated Balance Sheets as Long-Term Debt and are amortized in the Consolidated Statements of Income as an adjustment to Interest Expense.

                            DUKE ENERGY CORPORATION

   Duke Energy is exposed to foreign currency risk from investments in international affiliates and businesses owned and operated in foreign countries. To mitigate risks associated with foreign currency fluctuations, when possible, contracts are denominated in or indexed to the U.S. dollar or investments may be hedged through debt denominated in the foreign currency. Duke Energy also uses foreign currency derivatives, where possible, to hedge its risk related to foreign currency fluctuations. To qualify as a hedge, there must be a high degree of correlation between price movements in the derivative and the item designated as being hedged.

   Duke Energy also enters into foreign currency swap agreements to manage foreign currency risks associated with energy contracts denominated in foreign currencies. These agreements are accounted for under the mark-to-market method previously described.

   Goodwill. Goodwill represents the excess of acquisition costs over the fair value of the net assets of an acquired business. The goodwill created by Duke Energy's acquisitions is amortized on a straight-line basis over the useful lives of the assets, ranging from 10 to 40 years. The amount of goodwill reported on the Consolidated Balance Sheets as of December 31, 2000 and 1999, was $1,566 million and $844 million, net of accumulated amortization of $291 million and $218 million, respectively. See Note 2 to the Consolidated Financial Statements for information on significant goodwill additions.

   Property, Plant and Equipment. Property, plant and equipment are stated at original cost. Duke Energy capitalizes all construction-related direct labor and material costs, as well as indirect construction costs. Indirect costs include general engineering, taxes and the cost of money. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs and replacements is charged to expense as incurred. Depreciation is generally computed using the straight-line method. The composite weighted-average depreciation rates, excluding nuclear fuel, were 3.97%, 3.73% and 3.82% for 2000, 1999 and 1998, respectively.

   When property, plant and equipment maintained by Duke Energy's regulated operations are retired, the original cost plus the cost of retirement, less salvage, is charged to accumulated depreciation and amortization. When entire regulated operating units are sold or non-regulated properties are retired or sold, the property and related accumulated depreciation and amortization accounts are reduced, and any gain or loss is recorded in income, unless otherwise required by the Federal Energy Regulatory Commission (FERC).

   Impairment of Long-Lived Assets. The recoverability of long-lived assets and intangible assets are reviewed whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Such evaluation is based on various analyses, including undiscounted cash flow projections.

   Unamortized Debt Premium, Discount and Expense. Premiums, discounts and expenses incurred in connection with the issuance of currently outstanding long-term debt are amortized over the terms of the respective issues. Any call premiums or unamortized expenses associated with refinancing higher-cost debt obligations used to finance regulated assets and operations are amortized consistent with regulatory treatment of those items.

   Environmental Expenditures. Environmental expenditures that relate to an existing condition caused by past operations and do not contribute to current or future revenue generation are expensed. Environmental expenditures relating to current or future revenues are expensed or capitalized as appropriate. Liabilities are recorded when environmental assessments and/or cleanups are probable and the costs can be reasonably estimated.

   Cost-Based Regulation. Duke Energy's regulated operations are subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of

                            DUKE ENERGY CORPORATION

Regulation." Accordingly, certain assets and liabilities that result from the regulated ratemaking process are recorded that would not be recorded under generally accepted accounting principles for non-regulated entities. These regulatory assets and liabilities are classified in the Consolidated Balance Sheets as Regulatory Assets and Deferred Debits, and Deferred Credits and Other Liabilities, respectively. The applicability of SFAS No. 71 is routinely evaluated, and factors such as regulatory changes and the impact of competition are considered. Discontinuing cost-based regulation or increasing competition might require companies to reduce their asset balances to reflect a market basis less than cost and to write off their associated regulatory assets. Management cannot predict the potential impact, if any, of discontinuing cost-based regulation or increasing competition on future consolidated results of operations, cash flows or financial position. However, Duke Energy continues to position itself to effectively meet these challenges by maintaining competitive prices.

   Common Stock Options. Duke Energy accounts for stock-based compensation using the intrinsic method of accounting. Under this method, compensation cost, if any, is measured as the excess of the quoted market price of Duke Energy's stock at the date of the grant over the amount an employee must pay to acquire the stock. Restricted stock grants and Company Performance Awards are recorded as compensation cost over the requisite vesting period based on the market value on the date of the grant. Pro forma disclosures utilizing the fair value accounting method are included in Note 16 to the Consolidated Financial Statements. All outstanding common stock amounts and compensation awards have been adjusted to reflect the two-for-one common stock split effective January 26, 2001. See Note 15 to the Consolidated Financial Statements for additional information on the stock split.

   Revenues. Revenues on sales of electricity and transportation and storage of natural gas are recognized as service is provided. Revenues on sales of natural gas and petroleum products, as well as electricity, gas and other energy products marketed, are recognized in the period of delivery. The allowance for doubtful accounts was approximately $200 million and $43 million as of December 31, 2000 and 1999, respectively. Receivables on the Consolidated Balance Sheets included $244 million and $207 million as of December 31, 2000 and 1999, respectively, for electric service that has been provided but not yet billed to customers. When rate cases are pending final approval, a portion of the revenues is subject to possible refund. Reserves are established where required for such cases. During 2000, Duke Energy adopted the provisions of Staff Accounting Bulletin (SAB) 101 issued by the Securities and Exchange Commission. The impact of adopting SAB 101 was not material to Duke Energy.

   Nuclear Fuel. Amortization of nuclear fuel is included in the Consolidated Statements of Income as Fuel Used in Electric Generation. The amortization is recorded using the units-of-production method.

   Deferred Returns and Allowance for Funds Used During Construction
(AFUDC). Deferred returns represent the estimated financing costs associated with funding certain regulatory assets. These regulatory assets primarily arose from the funding of purchased capacity costs above levels collected in rates. Deferred returns are non-cash items and are primarily recognized as an addition to Purchased Capacity Costs with an offsetting credit to Other Income and Expenses.

   AFUDC represents the estimated debt and equity costs of capital funds necessary to finance the construction of new regulated facilities. AFUDC is a non-cash item and is recognized as a cost of Property, Plant and Equipment, with offsetting credits to Other Income and Expenses and to Interest Expense. After construction is completed, Duke Energy is permitted to recover these costs, including a fair return, through their inclusion in rate base and in the provision for depreciation.

   Rates used for capitalization of deferred returns and AFUDC by Duke Energy's regulated operations are calculated in compliance with FERC rules.

                            DUKE ENERGY CORPORATION

   Foreign Currency Translation. Assets and liabilities of Duke Energy's international operations, where the local currency is the functional currency, have been translated at year-end exchange rates, and revenues and expenses have been translated using average exchange rates prevailing during the year. Adjustments resulting from translation are included in the Consolidated Statements of Common Stockholders' Equity and Comprehensive Income as Foreign Currency Translation Adjustments. The financial statements of international operations, where the U.S. dollar is the functional currency, reflect certain transactions denominated in the local currency that have been remeasured in U.S. dollars. The remeasurement of local currencies into U.S. dollars resulting from foreign currency gains and losses is included in consolidated net income.

   Income Taxes. Duke Energy and its subsidiaries file a consolidated federal income tax return. Deferred income taxes have been provided for temporary differences. Temporary differences occur when events and transactions recognized for financial reporting result in taxable or tax-deductible amounts in different periods. Investment tax credits have been deferred and are being amortized over the estimated useful lives of the related properties.

   Earnings Per Common Share. Basic earnings per share is based on a simple weighted average of common shares outstanding. Diluted earnings per share reflects the potential dilution that could occur if securities or other agreements to issue common stock, such as stock options, were exercised or converted into common stock. The numerator for the calculation of basic and diluted earnings per share is earnings available for common stockholders.

Denominator for Earnings per Share

                                                            2000  1999  1998
                                                            ----- ----- -----
                                                              (in millions)
   Denominator for basic earnings per share (weighted-
    average shares outstanding)............................ 735.7 729.3 722.0
   Assumed exercise of diluted stock options...............   3.7   1.6   2.4
                                                            ----- ----- -----
   Denominator for diluted earnings per share.............. 739.4 730.9 724.4
                                                            ===== ===== =====

   All common stock amounts have been adjusted to reflect the two-for-one common stock split effective January 26, 2001. See Note 15 to the Consolidated Financial Statements for additional information on the stock split.

   Extraordinary Items. In 1999, Duke Energy realized an extraordinary gain of $660 million after tax, or $0.91 per share, relating to the sale of certain pipeline companies. See Note 2 to the Consolidated Financial Statements for additional information on the extraordinary item.

   In January 1998, TEPPCO Partners, LP (TEPPCO), in which Duke Energy has a 21.1% ownership interest, redeemed certain First Mortgage Notes. A non-cash extraordinary loss of $8 million, net of income tax of $5 million, was recorded related to costs of the early retirement of debt. Earnings per common share for 1998 were reduced by $0.01 as a result of this charge.

   New Accounting Standard. In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. Duke Energy was required to adopt this standard by January 1, 2001. SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities and measured at fair value, and changes in the fair value of derivatives are reported in current earnings, unless the derivative is designated and effective as a hedge. If the intended use of the derivative is to hedge the exposure to changes in the fair value of an asset, a liability or a firm commitment, then changes in the fair value of the derivative

                            DUKE ENERGY CORPORATION
instrument will generally be offset in the income statement by changes in the hedged item's fair value. However, if the intended use of the derivative is to hedge the exposure to variability in expected future cash flows, then changes in the fair value of the derivative instrument will generally be reported in Other Comprehensive Income (OCI). The gains and losses on the derivative instrument that are reported in OCI will be reclassified to earnings in the periods in which earnings are impacted by the hedged item.

   Duke Energy has determined the effect of implementing SFAS No. 133 and recorded a net-of-tax cumulative-effect adjustment of $96 million as a reduction in earnings. The net-of-tax cumulative-effect adjustment reducing OCI and Common Stockholders' Equity is estimated to be $921 million on January 1, 2001.

   Currently, there are ongoing discussions surrounding the implementation and interpretation of SFAS No. 133 by the Financial Accounting Standards Board's Derivatives Implementation Group. Duke Energy implemented SFAS No. 133 based on current rules and guidance in place as of January 1, 2001. However, if the definition of derivative instruments is altered, this may impact Duke Energy's transition adjustment amounts and subsequent reported operating results.

   Reclassifications. Certain prior period amounts have been reclassified in the Consolidated Financial Statements to conform to the current presentation.

2. Business Acquisitions and Dispositions

   Business Acquisitions: For acquisitions accounted for using the purchase method, assets and liabilities have been consolidated as of the purchase date and earnings from the acquisitions have been included in consolidated earnings of Duke Energy subsequent to the purchase date. Assets acquired and liabilities assumed are recorded at their estimated fair values, and the excess of the purchase price over the estimated fair value of the net identifiable assets and liabilities acquired is recorded as goodwill. Purchase price allocations are subject to adjustment when additional information concerning asset and liability valuations becomes available within one year after the acquisition.

   Market Hub Partners (MHP). In September 2000, Duke Energy, through a wholly owned subsidiary, completed the approximately $400 million acquisition of MHP from subsidiaries of NiSource Inc. for approximately $250 million in cash and the assumption of $150 million in debt. MHP provides natural gas storage services in Louisiana and Texas with a current capacity of 23 billion cubic feet with significant expansion capabilities. Approximately $159 million of goodwill was recorded in the transaction and is being amortized on a straight-line basis over 35 years. In association with the acquisition of MHP, a tender offer was made for $115 million of the assumed debt as required by the debt agreements. As of December 31, 2000, approximately $88 million of this debt was retired.

   Phillips Petroleum's Gas Gathering, Processing and Marketing Unit (Phillips). In March 2000, Duke Energy, through a wholly owned subsidiary, completed the approximately $1.7 billion transaction that combined Field Services' and Phillips' gas gathering, processing and marketing business to form a new midstream company, named Duke Energy Field Services, LLC (DEFS). In connection with the combination, DEFS issued approximately $2.75 billion of commercial paper in April 2000. The proceeds were used to make one-time cash distributions of approximately $1.53 billion to Duke Energy and $1.22 billion to Phillips Petroleum. Duke Energy owns approximately 70% of DEFS and Phillips Petroleum owns approximately 30%. Goodwill of approximately $429 million was recorded in connection with the transaction and is being amortized on a straight-line basis over 20 years.

                            DUKE ENERGY CORPORATION

   East Tennessee Natural Gas Company. In March 2000, Duke Energy, through a wholly owned subsidiary, completed the approximately $390 million acquisition of East Tennessee Natural Gas Company from El Paso Energy. East Tennessee Natural Gas Company owns a 1,100-mile interstate natural gas pipeline system that crosses Duke Energy's Texas Eastern Transmission Corporation's (TETCO's) pipeline and serves the southeastern region of the U.S.

   Dominion Resources' Hydroelectric, Natural Gas and Diesel Power Generation Businesses. In August 1999, Duke Energy, through its wholly owned subsidiary Duke Energy International, LLC (DEI), reached a definitive agreement to acquire Dominion Resources Inc.'s 1,200-megawatt portfolio of hydroelectric, natural gas and diesel power generation businesses in Latin America (collectively, the "Dominion acquisitions") for approximately $405 million. The Dominion acquisitions were completed in April 2000, and total goodwill related to these purchases was $109 million and is being amortized on a straight-line basis over 40 years.

   Companhia de Geracao de Energia Eletrica Paranapanema (Paranapanema). In January 2000, Duke Energy, through its wholly owned subsidiary DEI, completed a series of transactions to purchase for approximately $1.03 billion an approximate 95% interest in Paranapanema, an electric generating company in Brazil. Goodwill of approximately $134 million was recorded in relation to this acquisition and is being amortized on a straight-line basis over 40 years.

   Union Pacific Resources' Gathering, Processing and Marketing Operations. In March 1999, Duke Energy through its wholly owned subsidiary, Duke Energy Field Services, Inc., completed the $1.35 billion acquisition of the natural gas gathering, processing, fractionation and NGL pipeline business from Union Pacific Resources (UPR), as well as UPR's NGL marketing activities. Goodwill of $135 million has been recorded and is being amortized on a straight-line basis over 15 to 20 years.

   Dispositions: BellSouth Carolina PCS (BellSouth PCS). In September 2000, Duke Energy, through its wholly owned subsidiary DukeNet Communications, LLC (DukeNet), sold its 20% interest in BellSouth PCS for approximately $400 million to BellSouth Corporation. Operating revenues includes the resulting pre-tax gain of $407 million, or an after-tax gain of $0.34 per basic share.

   Catawba River Associates, LLC (Catawba River). During 2000, Duke Energy formed Catawba River, and third-party, non-controlling, preferred interest holders invested $1,025 million. Catawba River is a limited liability company with separate existence and identity from its members, and the assets of Catawba River are separate and legally distinct from Duke Energy. The preferred interest receives a preferred return equal to an adjusted floating reference rate (approximately 7.847% at December 31, 2000). The results of operations, cash flows and financial position of Catawba River are consolidated with Duke Energy. The preferred interest and the expense attributable to this interest are included in Minority Interests and Minority Interest Expense, respectively, on the Consolidated Financial Statements.

   PEPL Companies and Trunkline LNG. In March 1999, wholly owned subsidiaries of Duke Energy sold Panhandle Eastern Pipe Line Company (PEPL), Trunkline Gas Company (Trunkline) and additional storage related to those systems, which substantially comprised the Midwest Pipelines, along with Trunkline LNG Company to CMS Energy Corporation (CMS). The sales price of $2.2 billion involved cash proceeds of $1.9 billion and CMS' assumption of existing PEPL debt of approximately $300 million. The sale resulted in an extraordinary gain of $660 million, net of income tax of $404 million, and an increase in earnings per basic share of $0.91. In 1999 and 1998, earnings before interest and taxes
(EBIT) of $70 million and $156 million, respectively, relating to the Midwest Pipelines was included in Duke Energy's operating results. Under the terms of the sales agreement with CMS, Duke Energy retained certain assets and liabilities, which will not have a material adverse effect on consolidated results of operations, cash flows or financial position.

                            DUKE ENERGY CORPORATION

   The pro forma results of operations for acquisitions and dispositions do not materially differ from reported results.

3. Business Segments

   Duke Energy is an integrated energy and energy services provider with the ability to offer physical delivery and management of both electricity and natural gas throughout the U.S. and abroad. Duke Energy provides these and other services through seven business segments.

   Franchised Electric generates, transmits, distributes and sells electric energy in central and western North Carolina and the western portion of South Carolina. Its operations are conducted primarily through Duke Power and Nantahala Power and Light. These electric operations are subject to the rules and regulations of the FERC, the North Carolina Utilities Commission (NCUC) and the Public Service Commission of South Carolina (PSCSC).

   Natural Gas Transmission provides interstate transportation and storage of natural gas for customers primarily in the Mid-Atlantic, New England and southeastern states. Its operations are conducted primarily through Duke Energy Gas Transmission Corporation. The interstate natural gas transmission and storage operations are subject to the rules and regulations of the FERC.

   Field Services gathers, processes, transports, markets and stores natural gas and produces, transports, markets and stores NGLs. Its operations are conducted primarily through DEFS, a limited liability company that is approximately 30% owned by Phillips Petroleum. Field Services operates gathering systems in western Canada and 11 contiguous states that serve major natural gas-producing regions in the Rocky Mountain, Permian Basin, Mid-Continent, East Texas-Austin Chalk-North Louisiana, as well as onshore and offshore Gulf Coast areas.

   North American Wholesale Energy's (NAWE's) activities include asset development, operation and management, primarily through Duke Energy North America, LLC (DENA), and commodity sales and services related to natural gas and power, primarily through Duke Energy Trading and Marketing, LLC (DETM). DETM is a limited liability company that is approximately 40% owned by Exxon Mobil Corporation. NAWE also includes Duke Energy Merchants, which develops new business lines in the evolving energy commodity markets. NAWE conducts its business throughout the U.S. and Canada. The operations of the previously segregated Trading and Marketing segment were combined by management into NAWE during 2000. Previous periods have been restated to conform to current period presentation.

   International Energy conducts its operations through DEI. International Energy's activities include asset development, operation and management of natural gas and power facilities and energy trading and marketing of natural gas and electric power. This activity is targeted in the Latin American, Asia-Pacific and European regions.

   Other Energy Services is a combination of businesses that provide engineering, consulting, construction and integrated energy solutions worldwide, primarily through Duke Engineering & Services, Inc., Duke/Fluor Daniel (D/FD) and DukeSolutions, Inc. D/FD is a 50/50 partnership between Duke Energy and Fluor Enterprises, Inc.

   Duke Ventures is comprised of other diverse businesses, primarily operating through Crescent Resources, Inc. (Crescent), DukeNet and Duke Capital Partners
(DCP). Crescent develops high-quality commercial, residential and multi-family real estate projects and manages land holdings primarily in the southeastern U.S. DukeNet provides fiber optic networks for industrial, commercial and residential customers. DCP, a newly formed, wholly owned merchant finance company, provides financing, investment banking and asset management services to wholesale and commercial energy markets.

                            DUKE ENERGY CORPORATION

   Duke Energy's reportable segments are strategic business units that offer different products and services and are each managed separately. The accounting policies for the segments are the same as those described in Note 1 to the Consolidated Financial Statements. Management evaluates segment performance based on EBIT after deducting minority interests. EBIT presented in the accompanying table includes intersegment sales accounted for at prices representative of unaffiliated party transactions. Segment assets are provided as additional information in the accompanying table and are net of intercompany advances, intercompany notes receivable and investments in subsidiaries.

   Other Operations primarily include certain unallocated corporate items.

Business Segment Data

                                                                      Depreciation Capital and
                          Unaffiliated Intersegment  Total                and       Investment  Segment
                            Revenues     Revenues   Revenues   EBIT   Amortization Expenditures Assets
                          ------------ ------------ --------  ------  ------------ ------------ -------
                                                         (in millions)
Year Ended December 31,
 2000
Franchised Electric.....    $ 4,946      $    --    $ 4,946   $1,704     $  565       $  661    $12,819
Natural Gas
 Transmission...........        998           133     1,131      534        131          973      4,995
Field Services..........      7,601         1,459     9,060      296        240          376      6,266
North American Wholesale
 Energy.................     33,590           284    33,874      418         75        1,937     28,213
International Energy....      1,060             7     1,067      331         97          980      4,551
Other Energy Services...        528           167       695      (61)        13           28        543
Duke Ventures...........        642           --        642      563         17          643      1,967
Other Operations........        (47)           68        21       (2)        29           36      2,749
Eliminations and
 minority interests.....        --         (2,118)   (2,118)     231        --           --      (3,927)
                            -------      --------   -------   ------     ------       ------    -------
 Total consolidated.....    $49,318      $    --    $49,318   $4,014     $1,167       $5,634    $58,176
                            =======      ========   =======   ======     ======       ======    =======
Year Ended December 31,
 1999
Franchised Electric.....    $ 4,700      $    --    $ 4,700   $  856     $  542       $  759    $13,133
Natural Gas
 Transmission...........      1,124           106     1,230      627        126          261      3,897
Field Services..........      2,883           707     3,590      144        131        1,630      3,565
North American Wholesale
 Energy.................     11,623           178    11,801      209         57        1,028      6,268
International Energy....        323            34       357       42         58        1,779      4,459
Other Energy Services...        886           103       989      (94)        14           94        612
Duke Ventures...........        232           --        232      162         13          382      1,031
Other Operations........         (5)           44        39        5         27            3      1,250
Eliminations and
 minority interests.....        --         (1,172)   (1,172)      92        --           --        (806)
                            -------      --------   -------   ------     ------       ------    -------
 Total consolidated.....    $21,766      $    --    $21,766   $2,043     $  968       $5,936    $33,409
                            =======      ========   =======   ======     ======       ======    =======
Year Ended December 31,
 1998
Franchised Electric.....    $ 4,626      $    --    $ 4,626   $1,513     $  522       $  586    $12,953
Natural Gas
 Transmission...........      1,440           102     1,542      702        215          290      4,996
Field Services..........      2,132           545     2,677       76         80          304      1,893
North American Wholesale
 Energy.................      8,727            56     8,783      133         27          796      4,394
International Energy....        125            34       159       12         15          239        900
Other Energy Services...        436            85       521       10         12           41        376
Duke Ventures...........        171           --        171      122         10          232        818
Other Operations........          5            26        31       22         28           12        874
Eliminations and
 minority interests.....        --           (848)     (848)      57        --           --        (398)
                            -------      --------   -------   ------     ------       ------    -------
 Total consolidated.....    $17,662      $    --    $17,662   $2,647     $  909       $2,500    $26,806
                            =======      ========   =======   ======     ======       ======    =======

                            DUKE ENERGY CORPORATION

Geographic Data

                                                    Latin   Other
                                     U.S.   Canada America Foreign Consolidated
                                    ------- ------ ------- ------- ------------
                                                   (in millions)
2000
Consolidated revenues.............. $43,282 $4,964 $  512  $  560    $49,318
Consolidated long-term assets......  31,074    900  2,823   1,222     36,019
1999
Consolidated revenues.............. $19,336 $2,007 $  171  $  252    $21,766
Consolidated long-term assets......  22,995    250  2,708     901     26,854
1998
Consolidated revenues.............. $16,589 $  996 $   31  $   46    $17,662
Consolidated long-term assets......  20,982    140    207     632     21,961

4. Regulatory Matters

   Franchised Electric. The NCUC and the PSCSC approve rates for retail electric sales within their respective states. The FERC approves Franchised Electric's rates for electric sales to wholesale customers. Electric sales to the other joint owners of the Catawba Nuclear Station, which represent a majority of Franchised Electric's wholesale revenues, are set through contractual agreements.

   Fuel costs are reviewed semiannually in the wholesale jurisdiction and annually in the South Carolina retail jurisdiction, with provisions for reviewing such costs in base rates. In the North Carolina retail jurisdiction, a review of fuel costs in rates is required annually and during general rate case proceedings. All jurisdictions allow Duke Energy to adjust electric rates for past over- or under-recovery of fuel costs. Therefore, the difference between actual fuel costs incurred for electric operations and fuel costs recovered through rates is reflected in revenues.

   On December 20, 1999 and February 25, 2000, the FERC issued its Order 2000 and Order 2000-A regarding Regional Transmission Organizations (RTOs). In these orders, the FERC stressed the voluntary nature of RTO participation by utilities and set minimum characteristics and functions that must be met by utilities that participate in an RTO, including exclusive and independent authority to propose rates, terms and conditions of transmission service provided over the facilities it operates. The order provides for an open, flexible structure for RTOs to meet the needs of the market and provides for the possibility of incentive ratemaking and other benefits for utilities that participate in an RTO.

   As a result of these rulemakings, on October 16, 2000, Duke Energy and two other investor-owned utilities, Progress Energy and South Carolina Electric & Gas, filed with the FERC to establish GridSouth Transco, LLC (GridSouth), as an RTO. If approved, GridSouth will be a for-profit, independent transmission company, responsible for operating and planning the companies' combined transmission systems. The target date for formation of GridSouth is December 15, 2001. However, the actual date that GridSouth becomes operational will depend upon the resolution of all necessary regulatory approvals and resolving all technical issues. Management believes that the establishment of GridSouth will not have a material adverse effect on future consolidated results of operations, cash flows or financial position.

   Natural Gas Transmission. On February 9, 2000, the FERC issued Order 637, which sets forth revisions to its regulations governing short-term natural gas transportation services and policies governing the regulation of interstate natural gas pipelines. "Short-term" has been defined as all transactions of less than one year.

                            DUKE ENERGY CORPORATION

Among the significant actions taken are the lifting of the price cap for short-term capacity release by pipeline customers for an experimental 2 1/2-year period ending September 1, 2002, and requiring that interstate pipelines file pro forma tariff sheets to (i) provide for nomination equality between capacity release and primary pipeline capacity; (ii) implement imbalance management services (for which interstate pipelines may charge fees) while at the same time reducing the use of operational flow orders and penalties; and (iii) provide segmentation rights if operationally feasible. Order 637 also narrows the right of first refusal to remove economic biases perceived in the current rule. Order 637 imposes significant new reporting requirements for interstate pipelines that were implemented by Duke Energy during the third quarter of 2000. Additionally, Order 637 permits pipelines to propose peak/off-peak rates and term-differentiated rates, and encourages pipelines to propose experimental capacity auctions. By Order 637-A, issued in February 2000, the FERC generally denied requests for rehearing and several parties, including Duke Energy, have filed appeals in the District of Columbia Court of Appeals seeking court review of various aspects of the Order. During the third quarter of 2000, Duke Energy's interstate pipelines made the required pro forma tariff sheet filings. These filings are currently subject to review and approval by the FERC.

   Management does not believe the effects of these matters will have a material effect on Duke Energy's future consolidated results of operations, cash flows or financial position.

5. Joint Ownership of Generating Facilities

Joint Ownership of Catawba Nuclear Station

                                                                              Ownership
                          Owner                                               Interest
                          -----                                               ---------
   North Carolina Municipal Power Agency Number 1 (NCMPA)...................     37.5%
   North Carolina Electric Membership Corporation (NCEMC)...................     28.1%
   Duke Energy Corporation..................................................     12.5%
   Piedmont Municipal Power Agency (PMPA)...................................     12.5%
   Saluda River Electric Cooperative, Inc. (Saluda River)...................      9.4%
                                                                                -----
                                                                                100.0%
                                                                                =====

   As of December 31, 2000, $525 million of property, plant and equipment and $268 million of accumulated depreciation and amortization represented Duke Energy's investment in Catawba Nuclear Station Units 1 and 2. Duke Energy's share of operating costs is included in the Consolidated Statements of Income.

   Duke Energy entered into contractual interconnection agreements with the other joint owners of Catawba Nuclear Station to purchase declining percentages of the generating capacity and energy from the station, which expired during 2000.

   The portion of purchased capacity costs subject to levelization in rates was deferred. As of December 31, 2000 and 1999, $505 million and $643 million, respectively, associated with the cost of capacity purchased but not reflected in current rates have been accumulated in the Consolidated Balance Sheets as Purchased Capacity Costs and Current Portion of Purchased Capacity Costs. Duke Energy is recovering the accumulated balance, including returns on the deferred balance, over a period expected to end in 2004. Jurisdictional levelizations are intended to recover total costs, including deferred returns, and are subject to adjustments, including final true-ups. For the years ended December 31, 2000, 1999 and 1998, purchased capacity and energy costs from the other joint owners were approximately $7 million, $62 million and $88 million, respectively. These amounts, after adjustments for amounts in current rates, are included in the Consolidated Statements of Income as Net Interchange and Purchased Power.

                            DUKE ENERGY CORPORATION

   The interconnection agreements also provide for supplemental power sales by Duke Energy to the other joint owners of Catawba Nuclear Station to satisfy their capacity and energy needs beyond the capacity and energy which they retain from the station or potentially acquire in the form of other resources. The agreements further provide the other joint owners the ability to secure such supplemental requirements outside of these contractual agreements following an appropriate notice period. NCEMC, Saluda River and NCMPA have given such appropriate notice effective January 1, 2001. PMPA will continue to receive supplemental power sales from Duke Energy through December 31, 2005. As the other joint owners retain more capacity and energy from the station, or obtain additional capacity and energy from a third party, supplemental power sales are expected to decline. Management believes this will not have a material adverse effect on consolidated results of operations, cash flows or financial position.

6. Income Taxes

Income Tax Expense

                                                              For the Years
                                                                  Ended
                                                              December 31,
                                                            -------------------
                                                             2000   1999   1998
                                                            ------  -----  ----
                                                              (in millions)
Current income taxes
  Federal.................................................. $  679  $ 525  $673
  State....................................................    109    138   138
  Foreign..................................................     18      1   --
                                                            ------  -----  ----
    Total current income taxes.............................    806    664   811
                                                            ------  -----  ----
Deferred income taxes, net
  Federal..................................................    187   (126)  (15)
  State....................................................     13    (65)   (4)
  Foreign..................................................     29     (1)  --
                                                            ------  -----  ----
    Total deferred income taxes, net.......................    229   (192)  (19)
                                                            ------  -----  ----
Investment tax credit amortization.........................    (15)   (19)  (15)
                                                            ------  -----  ----
    Total income tax expense............................... $1,020  $ 453  $777
                                                            ======  =====  ====

Income Tax Expense Reconciliation to Statutory Rate

                                                              For the Years
                                                                  Ended
                                                              December 31,
                                                            -------------------
                                                             2000   1999   1998
                                                            ------  -----  ----
                                                              (in millions)
Income tax, computed at the statutory rate of 35%.......... $  979  $ 455  $713
Adjustments resulting from:
  State income tax, net of federal income tax effect.......     75     47    90
  Favorable resolution of federal tax issues...............    (18)   (30)  --
  Other items, net.........................................    (16)   (19)  (26)
                                                            ------  -----  ----
    Total income tax expense............................... $1,020  $ 453  $777
                                                            ------  -----  ----
Effective tax rate.........................................   36.5%  34.9% 38.1%
                                                            ======  =====  ====

                            DUKE ENERGY CORPORATION

Net Deferred Income Tax Liability Components

                                                               December 31,
                                                              ----------------
                                                               2000     1999
                                                              -------  -------
                                                               (in millions)
   Deferred credits and other liabilities.................... $   429  $   500
   International property, plant, & equipment................     153      --
   Other.....................................................      10        8
                                                              -------  -------
       Total deferred income tax assets......................     592      508
   Valuation allowance.......................................      (9)      (6)
                                                              -------  -------
     Net deferred income tax assets..........................     583      502
                                                              -------  -------
   Investments and other assets..............................    (320)    (245)
   Property, plant and equipment.............................  (2,707)  (2,483)
   Regulatory assets and deferred debits.....................    (326)    (427)
   Regulatory asset related to restating to pre-tax basis....    (429)    (432)
                                                              -------  -------
       Total deferred income tax liability...................  (3,782)  (3,587)
                                                              -------  -------
   State deferred income tax, net of federal tax effect......    (320)    (340)
                                                              -------  -------
       Total net deferred income tax liability............... $(3,519) $(3,425)
                                                              =======  =======

7. Risk Management and Financial Instruments

   Commodity Derivatives--Trading. Duke Energy provides risk management services to its customers through forward contracts, futures, over-the-counter swap agreements and options (collectively, "commodity derivatives"). Duke Energy engages in the trading of commodity derivatives, and therefore experiences net open positions, which are managed with strict policies that limit its exposure to market risk and require daily reporting to management of potential financial exposure. These policies include statistical risk tolerance limits using historical price movements to calculate a daily earnings at risk measurement. The weighted-average life of Duke Energy's commodity trading portfolio was approximately 25 months at December 31, 2000.

Net Gains Recognized from Trading Activities

                                                                  2000 1999 1998
                                                                  ---- ---- ----
                                                                  (in millions)
   Natural gas................................................... $212 $83  $114
   Electricity...................................................  368  41    14
   Other(a)......................................................   46 --    --

--------
(a) Other includes refined products, fertilizer, crude oil and other miscellaneous commodities.

Absolute Notional Contract Quantity of Commodity Derivatives Held for Trading Purposes

                                                                  December 31,
                                                                 ---------------
                                                                  2000    1999
                                                                 ------- -------
   Natural gas, in billion cubic feet...........................  39,716  17,248
   Electricity, in gigawatt hours............................... 289,109 185,536
   Fertilizer contracts, in thousands of tonnes................. 141,619     --
   Refined products, in thousands of barrels.................... 451,133     --

                            DUKE ENERGY CORPORATION

Fair Values of Commodity Derivatives--Trading

                                               2000                 1999
                                        -------------------- -------------------
                                        Assets   Liabilities Assets  Liabilities
                                        -------  ----------- ------  -----------
                                                    (in millions)
Fair values at December 31,
  Natural gas.......................... $45,423    $45,104   $2,966    $2,855
  Electricity..........................   9,436      9,254    1,302     1,271
  Fertilizer contracts.................   5,886      5,850      --        --
  Refined products.....................   1,192      1,159      --        --
  Other(a).............................     303        268      --        --
  Eliminations......................... (46,984)   (46,984)  (2,447)   (2,447)
                                        -------    -------   ------    ------
    Total fair values.................. $15,256    $14,651   $1,821    $1,679
                                        =======    =======   ======    ======
Average fair values for the year
  Natural gas..........................  20,150     19,801    2,401     2,269
  Electricity..........................   6,650      6,558      962       900
  Fertilizer contracts.................   3,002      2,974      --        --
  Refined products.....................   1,345      1,309      --        --
  Other(a).............................     437        427      --        --

--------
(a) Other includes crude oil and other miscellaneous commodities.

   Commodity Derivatives--Non-Trading. Duke Energy also manages its exposure to risk from existing assets, liabilities and commitments by hedging the impact of market fluctuations. At December 31, 2000 and 1999, Duke Energy held or issued several commodity derivatives, primarily in the form of swaps, that reduce exposure to market price fluctuations for certain power and NGL production facilities. At December 31, 2000, these commodity derivatives extended for periods up to 10 years and generally contain margin requirements. The gains, losses and costs related to non-trading commodity derivatives are not recognized until the underlying physical transaction closes. At December 31, 2000 and 1999, Duke Energy had unrealized net losses of $1,642 million and $120 million, respectively, related to non-trading commodity derivatives. These unrealized losses partially offset the unrealized market value gains related to future cash flows from underlying asset positions.

Absolute Notional Contract Quantity of Commodity Derivatives Held for Non-Trading Purposes

                                                                   December 31,
                                                                   -------------
                                                                    2000   1999
                                                                   ------ ------
   Natural gas, in billion cubic feet.............................    401    592
   Electricity, in gigawatt hours................................. 75,932 45,877
   Power capacity, in megawatt months............................. 35,325 25,950
   Crude oil, in thousands of barrels............................. 43,991 32,764

   Interest Rate Derivatives. Duke Energy periodically enters into financial derivative instruments including, but not limited to, swaps, options and interest rate locks to manage and mitigate interest rate risk related to existing and anticipated borrowings. The notional amounts shown in the following table serve solely as a basis for the calculation of payment streams to be exchanged. These notional amounts are not a measure of Duke Energy's exposure through its use of derivatives. Fair values shown in the following table represent estimated amounts that Duke Energy would have received (paid) if the swaps had been settled at current market rates on the respective dates.

                            DUKE ENERGY CORPORATION

Interest Rate Derivatives

                                                December 31,
                              -------------------------------------------------
                                        2000                     1999
                              ------------------------ ------------------------
                              Notional Fair  Contracts Notional Fair  Contracts
                              Amounts  Value  Expire   Amounts  Value  Expire
                              -------- ----- --------- -------- ----- ---------
                                            (dollars in millions)
Fixed-to-floating rate
 swaps......................    $275    $27       2009   $100   $  1    2000
Cancelable fixed-to-floating
 rate swaps.................     630     20  2004-2022    --     --      --
CP(a) floating-to-fixed rate
 swaps......................     100     (1)      2001    500      1    2000
Interest rate locks.........     275     (9)      2011    --     --      --

--------
(a) Commercial paper.

   Gains and losses that have been deferred in anticipation of planned financing transactions on interest rate swap derivatives have been capitalized and are being amortized over the life of the underlying debt. These deferred gains and losses were not material in 2000 or 1999. As a result of the interest rate swap contracts, interest expense for the relative notional amount is recognized at the weighted-average rates as depicted in the following table.

Weighted-Average Rates for Interest Rate Swaps

                                                               For the Years
                                                               Ended December
                                                                    31,
                                                               ----------------
                                                               2000  1999  1998
                                                               ----  ----  ----
Fixed-to-floating rate swaps.................................. 6.50% 5.71% 6.04%
Cancelable fixed-to-floating rate swaps....................... 5.09%  --    --
Commercial paper swaps........................................ 6.11% 4.95%  --

   Foreign Currency Derivatives. NAWE enters into foreign currency swap agreements to manage foreign currency risks associated with energy contracts denominated in foreign currencies, primarily in the Canadian dollar. As of December 31, 2000, the agreements had a notional contract amount of approximately $1,396 million, beginning in the year 2001 and extending through the year 2005, and had a weighted-average fixed exchange rate of 1.4672 Canadian dollars to one U.S. dollar. As of December 31, 1999, the agreements had a notional contract amount of approximately $762 million, beginning in the year 2000 and extending to the year 2005, and had a weighted-average fixed exchange rate of 1.470 Canadian dollars to one U.S. dollar. The fair value of foreign currency swap agreements was not material at December 31, 2000 or 1999.

   Market and Credit Risk. Duke Energy's principal markets for power and natural gas marketing services are industrial end-users and utilities located throughout the U.S., Canada, Asia Pacific and Latin America. Duke Energy has concentrations of receivables from natural gas and electric utilities and their affiliates, as well as industrial customers throughout these regions. These concentrations of customers may affect Duke Energy's overall credit risk in that certain customers may be similarly affected by changes in economic, regulatory or other factors. On all transactions where Duke Energy is exposed to credit risk, Duke Energy analyzes the counterparties' financial condition prior to entering into an agreement, establishes credit limits and monitors the appropriateness of these limits on an ongoing basis. As of December 31, 2000, Duke Energy had approximately $400 million in receivables related to energy sales in California. Duke Energy quantified its exposures with regard to those receivables and recorded a provision of $110 million. See Note 14 to the Consolidated Financial Statements for further information regarding credit exposure.

                            DUKE ENERGY CORPORATION

   The change in market value of New York Mercantile Exchange-traded futures and options contracts requires daily cash settlement in margin accounts with brokers. Physical forward contracts and financial derivatives are generally settled at the expiration of the contract term or each delivery period; however, these transactions are also generally subject to margin agreements with the majority of Duke Energy's counterparties.

   Financial Instruments. The fair value of financial instruments is summarized in the following table. Judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates determined as of December 31, 2000 and 1999, are not necessarily indicative of the amounts Duke Energy could have realized in current markets. The majority of the estimated fair value amounts were obtained from independent parties.

Financial Instruments

                                                 2000                1999
                                          ------------------- ------------------
                                           Book   Approximate  Book  Approximate
                                           Value  Fair Value  Value  Fair Value
                                          ------- ----------- ------ -----------
                                                      (in millions)
Long-term debt(a).......................  $11,456   $12,198   $9,165   $8,891
Guaranteed preferred beneficial
 interests in subordinated notes of Duke
 Energy or subsidiaries.................    1,406     1,389    1,404    1,207
Preferred stock(a)......................      280       275      313      303

--------
(a) Includes current maturities.

   The fair value of cash and cash equivalents, notes receivable, notes payable and commercial paper are not materially different from their carrying amounts because of the short-term nature of these instruments or because the stated rates approximate market rates.

   Guarantees made on behalf of affiliates or recourse provisions from affiliates have no book value associated with them, and there are no fair values readily determinable since quoted market prices are not available.

8. Investment in Affiliates

   Investments in domestic and international affiliates that are not controlled by Duke Energy but where Duke Energy has significant influence over operations are accounted for by the equity method. These investments include undistributed earnings of $70 million and $6 million in 2000 and 1999, respectively. Duke Energy's share of net income from these affiliates is reflected in the Consolidated Statements of Income as Other Operating Revenues.

   Natural Gas Transmission. Investments primarily include ownership interests in natural gas pipeline joint ventures which transport natural gas to the U.S. from Canada. Investments include a 37.5% ownership interest in Maritimes & Northeast Pipeline, LLC.

   Field Services. Investments primarily include a 37% interest in a partnership which owns natural gas gathering systems in the Gulf of Mexico (Dauphin Island Gathering Partners) and a 21.1% ownership interest in TEPPCO.

   North American Wholesale Energy. Significant investments include a 50% indirect interest in VMC Generating Company, a merchant electric generating company, a 32.5% indirect interest in American Ref-Fuel, LLC and a 50% interest in Southwest Power Partners.

                            DUKE ENERGY CORPORATION

   International Energy. International Energy has investments in various natural gas and electric generation and transmission facilities in its targeted geographic areas. Significant investments include a 25% indirect interest in National Methanol Company, which owns and operates a methanol and MTBE (methyl tertiary butyl ether) business in Jubail, Saudi Arabia.

   Other Energy Services. Investments include the participation in various construction and support activities for fossil-fueled generating plants.

   Duke Ventures. Significant investments include various real estate development projects and a 20% interest in the BellSouth PCS joint venture until its sale in 2000.

Investment in Affiliates

                                December 31, 2000              December 31, 1999             December 31, 1998
                          -----------------------------  -----------------------------  ----------------------------
                          Domestic International Total   Domestic International Total   Domestic International Total
                          -------- ------------- ------  -------- ------------- ------  -------- ------------- -----
                                                               (in millions)
Natural Gas
 Transmission...........   $   82      $ 88      $  170    $ 67       $ 83      $  150    $104       $ 37      $141
Field Services..........      373       --          373     439        --          439     303        --        303
North American Wholesale
 Energy.................      635         9         644     425        --          425     171        --        171
International Energy....      --        154         154     --         224         224     --         223       223
Other Energy Services...       11         7          18      51          6          57      19         23        42
Duke Ventures...........       23       --           23      10        --           10      24        --         24
Other Operations........      (12)      --          (12)     (6)       --           (6)     (2)       --         (2)
                           ------      ----      ------    ----       ----      ------    ----       ----      ----
 Total..................   $1,112      $258      $1,370    $986       $313      $1,299    $619       $283      $902
                           ======      ====      ======    ====       ====      ======    ====       ====      ====

Equity in Earnings of Investment

                                                           For the years ended:
                          ----------------------------------------------------------------------------------------
                               December 31, 2000             December 31, 1999             December 31, 1998
                          ----------------------------  ----------------------------  ----------------------------
                          Domestic International Total  Domestic International Total  Domestic International Total
                          -------- ------------- -----  -------- ------------- -----  -------- ------------- -----
                                                              (in millions)
Natural Gas
 Transmission...........    $ 13       $  4      $ 17     $ 16       $  9      $ 25     $ 14       $  3      $ 17
Field Services..........      39        --         39       44        --         44        9        --          9
North American Wholesale
 Energy.................      36        --         36       47        --         47       50        --         50
International Energy....     --          43        43      --          10        10      --          18        18
Other Energy Services...     (13)       --        (13)      10          3        13        1         13        14
Duke Ventures...........      (9)       --         (9)     (22)       --        (22)     (29)       --        (29)
Other Operations........     (10)       --        (10)      (5)       --         (5)     --         --        --
                            ----       ----      ----     ----       ----      ----     ----       ----      ----
 Total..................    $ 56       $ 47      $103     $ 90       $ 22      $112     $ 45       $ 34      $ 79
                            ====       ====      ====     ====       ====      ====     ====       ====      ====

                            DUKE ENERGY CORPORATION

Summarized Combined Financial Information of Unconsolidated Affiliates

                                                                December 31,
                                                            --------------------
                                                             2000   1999   1998
                                                            ------ ------ ------
                                                               (in millions)
Balance Sheet
  Current assets........................................... $1,242 $1,544 $  848
  Noncurrent assets........................................  6,588  7,826  7,340
  Current liabilities......................................    888  1,155  1,084
  Noncurrent liabilities...................................  4,404  4,727  3,884
                                                            ------ ------ ------
  Net assets............................................... $2,538 $3,488 $3,220
                                                            ====== ====== ======
Income Statement
  Operating revenues....................................... $4,617 $3,510 $1,667
  Operating expenses.......................................  4,039  3,104  1,166
                                                            ------ ------ ------
  Net income...............................................    440    193    263
                                                            ====== ====== ======

   Duke Energy had outstanding notes receivable from certain affiliates of $70 million and $72 million at December 31, 2000 and 1999, respectively.

9. Net Property, Plant and Equipment

                                                                December 31,
                                                              -----------------
                                                                2000     1999
                                                              --------  -------
                                                               (in millions)
   Land...................................................... $     36  $    25
   Plant:
     Electric generation and transmission....................   11,734   11,717
     Natural gas transmission................................   11,281   10,290
     Gathering and processing facilities.....................    4,434    2,466
     Other buildings and improvements........................    1,339    1,310
     Leasehold improvements..................................       14        8
   Nuclear fuel..............................................      761      741
   Equipment.................................................       92       83
   Vehicles..................................................       36       37
   Construction in process...................................    2,209    1,220
   Other.....................................................    2,679    2,539
                                                              --------  -------
       Total property, plant and equipment...................   34,615   30,436
       Total accumulated depreciation(a).....................  (10,146)  (9,441)
                                                              --------  -------
       Total net property, plant and equipment............... $ 24,469  $20,995
                                                              ========  =======

--------
(a) Includes amortization of nuclear fuel: 2000--$503 million; 1999--$444 million.

   Capitalized interest of $67 million, $52 million and $28 million is included in the Consolidated Statements of Income for the years ended December 31, 2000, 1999 and 1998, respectively.

                            DUKE ENERGY CORPORATION

10. Debt and Credit Facilities

Long-term Debt

                                                                     December
                                                                        31,
                                                                    -----------
                                                          Year Due  2000  1999
                                                         ---------- ----- -----
                                                                        (in
                                                                     millions)
Duke Energy
First and refunding mortgage bonds:(a)
  5.875%--6.375%........................................ 2001--2008 $ 625 $ 625
  6.750%--8.30%......................................... 2023--2025   661   661
  7.0%--8.950%.......................................... 2027--2033   165   165
Pollution control debt, 3.850%--5.80%................... 2012--2017   172   172
Notes:
  5.375%--9.210%........................................ 2009--2016   811   264
  6.0%--6.60%........................................... 2028--2038   500   500
Commercial paper, 6.510% and 5.840% weighted-average
 rate at December 31, 2000 and 1999, respectively(b)....            1,256 1,184
Other debt..............................................               18    21
Notes matured during 2000...............................              --    200
Duke Capital Corporation
Senior notes:
  6.250%--7.50%......................................... 2004--2009 1,400 1,250
  6.750%--8.50%......................................... 2018--2019   650   650
  Commercial paper, 6.660% and 5.910% weighted-average
   rate at December 31, 2000 and 1999, respectively(b)..            1,378   535
Note payable to affiliate 6.140% and 5.030% weighted-
 average rate at December 31, 2000 and 1999,
 respectively...........................................              141    86
PanEnergy Corp
Bonds:
  7.750%................................................       2022   328   328
  8.625% Debentures.....................................       2025   100   100
Notes:
  7.0%--9.90%, maturing serially........................ 2003--2006   384   395
TETCO
Notes:
  7.30%--10.375%........................................ 2001--2010   600   500
  Medium-term, Series A, 7.640%--9.070%................. 2001--2012    51    51
Algonquin Gas Transmission Company
9.130% Notes............................................       2003   100   100
DEFS
Notes, 7.50%--8.125%.................................... 2005--2030 1,700   --
Commercial paper, 7.390% weighted-average rate at
 December 31, 2000......................................              346   --
DENA
Bonds, 7.50%--10.0%..................................... 2010--2030   302   --
Capital leases.......................................... 2009--2028   272   207
Notes matured during 2000...............................              --    380

                            DUKE ENERGY CORPORATION

                                                               December 31,
                                                              ---------------
                                                    Year Due   2000     1999
                                                   ---------- -------  ------
                                                              (in millions)
DEI
Medium-term note, 7.250%..........................       2004     139     162
Notes:
  4.50%--18.0%.................................... 2001--2024     222     107
  7.90%........................................... 2004--2013     138     161
  6.0%--10.0%(c).................................. 2013--2017     477     485
Credit facilities, 6.130% and 6.010% weighted-
 average rate at December 31, 2000 and 1999,
 respectively.....................................                 44      80
Commercial paper, 6.40% and 5.510% weighted-
 average at December 31, 2000 and 1999,
 respectively.....................................                223      49
Crescent(d)
Construction and mortgage loans, 6.30%--9.50%..... 2001--2010      67      46
Other debt of subsidiaries........................                103      34
Unamortized debt discount and premium, net........                (91)    (66)
                                                              -------  ------
Total long-term debt..............................             13,282   9,432
Current maturities of long-term debt..............               (437)   (482)
Short-term notes payable and commercial paper.....             (1,826)   (267)
                                                              -------  ------
Total long-term portion...........................            $11,019  $8,683
                                                              =======  ======

--------
(a) Substantially all of Franchised Electric's plant was mortgaged.
(b) Extendible commercial notes are included in the 2000 amounts.
(c) Paranapanema (Brazil) debt, principal is indexed annually to inflation.
(d) Substantial amounts of Crescent's real estate development projects, land and buildings were pledged as collateral.

   The weighted-average interest rate on outstanding short-term notes payable and commercial paper at December 31, 2000 and 1999, was 6.80% and 5.720%, respectively.

Annual Maturities

                                                                   (in millions)
                                                                   -------------
   2001...........................................................    $   437
   2002...........................................................        263
   2003...........................................................        475
   2004...........................................................        956
   2005...........................................................        922
   Thereafter.....................................................      8,403
                                                                      -------
       Total long-term debt.......................................    $11,456
                                                                      =======

   Included in the annual maturities after 2005 is $1,536 million of long-term debt that has call options whereby Duke Energy has the option to repay the debt early. Based on the years in which Duke Energy may first exercise its redemption options, $95 million could potentially be repaid in 2001, $1,114 million in 2002, $227 million in 2003 and $100 million in 2005.

                            DUKE ENERGY CORPORATION

Credit Facilities

                                    December 31, 2000      December 31, 1999
                                  ---------------------- ----------------------
                                    Credit                 Credit
                                  Facilities Outstanding Facilities Outstanding
                                  ---------- ----------- ---------- -----------
                                                  (in millions)
364-day facilities(a)...........    $1,796      $ --       $  823      $ 10
Three-year revolving
 facilities.....................        84         44         565       450
Four-year revolving facilities..       125        --          125       --
Five-year revolving
 facilities(a)..................     2,200        --        2,200       --
                                    ------      -----      ------      ----
    Total consolidated..........    $4,205      $  44      $3,713      $460
                                    ======      =====      ======      ====

--------
(a) Supported commercial paper facilities.

11. Nuclear Decommissioning Costs

   Nuclear Decommissioning Costs. Estimated site-specific nuclear decommissioning costs, including the cost of decommissioning plant components not subject to radioactive contamination, total approximately $1.9 billion stated in 1999 dollars based on decommissioning studies completed in 1999. This amount includes Duke Energy's 12.5% ownership in the Catawba Nuclear Station. The other joint owners of Catawba Nuclear Station are responsible for decommissioning costs related to their ownership interests in the station. Both the NCUC and the PSCSC have granted Duke Energy recovery of estimated decommissioning costs through retail rates over the expected remaining service periods of Duke Energy's nuclear stations. The operating licenses for Duke Energy's nuclear units are subject to extension. On May 23, 2000, Duke Energy was granted a license renewal for Oconee. The current operating licenses for Duke Energy's nuclear units are as follows:

Operating Licenses for Nuclear Units

   Unit                                                                     Year
   ----                                                                     ----
   McGuire 1............................................................... 2021
   McGuire 2............................................................... 2023
   Catawba 1............................................................... 2024
   Catawba 2............................................................... 2026
   Oconee 1 and 2.......................................................... 2033
   Oconee 3................................................................ 2034

   During 2000 and 1999, Duke Energy expensed approximately $57 million, which was contributed to the external funds for decommissioning costs, and accrued an additional $8 million to the internal reserve. Nuclear units are depreciated at an annual rate of 4.7%, of which 1.61% is for decommissioning. The balance of the external funds as of December 31, 2000 and 1999, was $717 million and $703 million, respectively. The balance of the internal reserve as of December 31, 2000 and 1999, was $231 million and $223 million, respectively, and is reflected in the Consolidated Balance Sheets as Accumulated Depreciation and Amortization. Management believes that the decommissioning costs being recovered through rates, when coupled with expected fund earnings, are currently sufficient to provide for the cost of decommissioning.

   A provision in the Energy Policy Act of 1992 established a fund for the decontamination and decommissioning of the Department of Energy's (DOE) uranium enrichment plants (the D&D Fund). Licensees are subject to an annual assessment for 15 years based on their pro rata share of past enrichment services. On June 12, 1998, Duke Energy and 21 other utilities filed a lawsuit challenging the constitutionality of the D&D Fund and seeking an injunction that prohibits the government from collecting the assessment and a refund of all

                            DUKE ENERGY CORPORATION
assessments paid. The annual assessment is recorded in the Consolidated Statements of Income as Fuel Used in Electric Generation. Duke Energy paid $10 million during 2000 and has paid $85 million cumulatively related to its ownership interests in nuclear plants. The remaining liability and regulatory assets of $62 million and $70 million at December 31, 2000 and 1999, respectively, are reflected in the Consolidated Balance Sheets as Deferred Credits and Other Liabilities, and Regulatory Assets and Deferred Debits, respectively.

   Spent Nuclear Fuel. Under provisions of the Nuclear Waste Policy Act of 1982, Duke Energy has entered into contracts with the DOE for the disposal of spent nuclear fuel. The DOE failed to begin accepting the spent nuclear fuel on January 31, 1998, the date provided by the Nuclear Waste Policy Act and by Duke Energy's contract with the DOE. On June 8, 1998, Duke Energy filed with the U.S. Court of Federal Claims a claim against the DOE for damages in excess of $1 billion arising out of the DOE's failure to begin accepting commercial spent nuclear fuel by January 31, 1998. Damages claimed in the suit are intended to recover costs that Duke Energy is incurring and will continue to incur as a result of the DOE's partial material breach of its contract with Duke Energy, including costs associated with securing additional spent fuel storage capacity. Duke Energy will continue to safely manage its spent nuclear fuel until the DOE accepts it. Payments made to the DOE for disposal costs are based on nuclear output and are included in the Consolidated Statements of Income as Fuel Used in Electric Generation.

12. Guaranteed Preferred Beneficial Interests in Subordinated Notes of Duke Energy or Subsidiaries

   Duke Energy and certain subsidiaries have each formed business trusts for which they own all the respective common securities. The trusts issue and sell preferred securities and invest the gross proceeds in junior subordinated notes issued by the respective parent companies.

Trust Preferred Securities

                                                                December 31,
                                                                --------------
       Issued                                        Rate  Due   2000    1999
       ------                                       ------ ----  ----   ------
                                                                (in millions)
1997...............................................  7.20% 2037 $  350  $  350
1998............................................... 7.375% 2038    350     350
1998............................................... 7.375% 2038    250     250
1999............................................... 8.375% 2029    250     250
1999...............................................  7.20% 2039    250     250
Unamortized debt discount..........................                (44)    (46)
                                                                ------  ------
                                                                $1,406  $1,404
                                                                ======  ======

   These trust preferred securities represent preferred undivided beneficial interests in the assets of the respective trusts. Payment of distributions on these preferred securities is guaranteed by the respective parent company, but only to the extent the trusts have funds legally and immediately available to make such distributions. Dividends of $108 million, $87 million and $44 million related to the trust preferred securities have been included in the Consolidated Statements of Income as Minority Interest Expense for the years ended December 31, 2000, 1999 and 1998, respectively.

                            DUKE ENERGY CORPORATION

13. Preferred and Preference Stock

Authorized Shares of Stock as of December 31, 2000 and 1999

                                                         Par Value    Shares
                                                         --------- ------------
                                                                   (in millions)
   Preferred Stock......................................   $100        12.5
   Preferred Stock A....................................   $ 25        10.0
   Preference Stock.....................................   $100         1.5

   As of December 31, 2000 and 1999, there were no shares of preference stock outstanding.

Preferred Stock with Sinking Fund Requirements

                                             Shares
                                           Outstanding       December 31,
                                   Year  At December 31, -----------------------
       Rate/Series                Issued      2000          2000        1999
       -----------                ------ ---------------    ----     -----------
                                                         (dollars in millions)
6.20% D (Preferred Stock A)......  1992      800,000     $       20  $        20
6.30% U..........................  1992      130,000             13           13
6.40% V..........................  1992      130,000             13           13
6.75% X..........................  1993      250,000             25           25
6.10% C (Preferred Stock A)(a)...  1992          --             --            20
6.20% T(a).......................  1992          --             --            13
                                                         ----------  -----------
    Total........................                        $       71  $       104
                                                         ==========  ===========

--------
(a) Preferred stock series C and T redeemed in September and December, 2000, respectively.

   The annual sinking fund requirements for 2001 through 2005 are $33 million, $13 million, $2 million, $2 million and $2 million, respectively. Some additional redemptions are permitted at Duke Energy's option.

Preferred Stock without Sinking Fund Requirements

                                              Shares
                                            Outstanding       December 31,
                                    Year  At December 31, ---------------------
       Rate/Series                 Issued      2000          2000       1999
       -----------                 ------ ---------------    ----    ----------
                                                          (dollars in millions)
4.50% C...........................  1964       175,000    $       18 $       18
7.85% S...........................  1992       300,000            30         30
7.00% W...........................  1993       249,989            25         25
7.04% Y...........................  1993       299,995            30         30
6.375% (Preferred Stock A)........  1993     1,257,185            31         31
Auction Series A..................  1990       750,000            75         75
                                                          ---------- ----------
    Total.........................                        $      209 $      209
                                                          ========== ==========

   The call provisions for the outstanding preferred stock specify various redemption prices not exceeding 104% of par value, plus accumulated dividends to the redemption date.

                            DUKE ENERGY CORPORATION

14. Commitments and Contingencies

   Nuclear Insurance. Duke Energy owns and operates the McGuire and Oconee Nuclear Stations with two and three nuclear reactors, respectively, and operates and has a partial ownership interest in the Catawba Nuclear Station with two nuclear reactors. Nuclear insurance coverage is maintained in three program areas: liability coverage; property, decontamination and decommissioning coverage; and business interruption and/or extra expense coverage. Certain expenses associated with nuclear insurance premiums paid by Duke Energy are reimbursed by the other joint owners of the Catawba Nuclear Station.

   Pursuant to the Price-Anderson Act, Duke Energy is required to insure against public liability claims resulting from nuclear incidents to the full limit of liability of approximately $9.5 billion.

   Primary Liability Insurance. The maximum required private primary liability insurance of $200 million has been purchased along with a like amount to cover certain worker tort claims.

   Excess Liability Insurance. This policy currently provides approximately $9.3 billion of coverage through the Price-Anderson Act's mandatory industry-wide excess secondary insurance program of risk pooling. The $9.3 billion of coverage is the sum of the current potential cumulative retrospective premium assessments of $88 million per licensed commercial nuclear reactor. This $9.3 billion will be increased by $88 million as each additional commercial nuclear reactor is licensed, or reduced by $88 million for certain nuclear reactors that are no longer operational and may be exempted from the risk pooling insurance program. Under this program, licensees could be assessed retrospective premiums to compensate for damages in the event of a nuclear incident at any licensed facility in the nation. If such an incident occurs and public liability damages exceed primary insurances, licensees may be assessed up to $88 million for each of their licensed reactors, payable at a rate not to exceed $10 million a year per licensed reactor for each incident. The $88 million amount is subject to indexing for inflation and may be subject to state premium taxes.

   Duke Energy is a member of Nuclear Electric Insurance Limited (NEIL), which provides property and business interruption insurance coverage for Duke Energy's nuclear facilities under the following three policy programs:

   Primary Property Insurance. This policy provides $500 million in primary property damage coverage for each of Duke Energy's nuclear facilities.

   Excess Property Insurance. This policy provides excess property, decontamination and decommissioning liability insurance in the following amounts: $2.25 billion for the Catawba Nuclear Station and $1.5 billion each for the Oconee and McGuire Nuclear Stations.

   Business Interruption Insurance. This policy provides business interruption and/or extra expense coverage resulting from an accidental outage of a nuclear unit. Each unit of the McGuire and Catawba Nuclear Stations is insured for up to approximately $4 million per week and the Oconee Nuclear Station units are insured for up to approximately $3 million per week. Coverage amounts per unit decline if more than one unit is involved in an accidental outage. Initial coverage begins after a 12-week deductible period and continues at 100% for 52 weeks and 80% for the next 110 weeks.

   If NEIL's losses ever exceed its reserves for any of the above three programs, Duke Energy will be liable for assessments of up to five times its annual premiums. The current potential maximum assessments are as follows:
Primary Property Insurance--$18 million; Excess Property Insurance--$18 million; Business Interruption Insurance--$15 million.

                            DUKE ENERGY CORPORATION

   The other joint owners of the Catawba Nuclear Station are obligated to assume their pro rata share of any liabilities for retrospective premiums and other premium assessments resulting from the Price-Anderson Act's excess secondary insurance program of risk pooling or the NEIL policies.

   Environmental. Duke Energy is subject to international, federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters.

   Manufactured Gas Plants and Superfund Sites. Duke Energy was an operator of manufactured gas plants until the early 1950s and has entered into a cooperative effort with the State of North Carolina and other owners of certain former manufactured gas plant sites to investigate and, where necessary, remediate these contaminated sites. Duke Energy is considered by regulators to be a potentially responsible party and may be subject to future liability at eight federal Superfund sites and three state Superfund sites. While the cost of remediation of these sites may be substantial, Duke Energy will share in any liability associated with remediation of contamination at such sites with other potentially responsible parties. Management believes that resolution of these matters will not have a material adverse effect on consolidated results of operations, cash flows or financial position.

   PCB (Polychlorinated Biphenyl) Assessment and Cleanup Programs. In June 1999, the Environmental Protection Agency (EPA) certified that TETCO, a wholly owned subsidiary of Duke Energy, had completed cleanup of PCB-contaminated sites under conditions stipulated by a U.S. Consent Decree in 1989. TETCO was required to continue groundwater monitoring on a number of sites for two years. This required monitoring was completed as of the end of 2000, pending EPA concurrence. TETCO will be evaluating and discussing with the EPA, appropriate state authorities or both the need for additional remediation or monitoring.

   Under terms of the sales agreement with CMS discussed in Note 2 to the Consolidated Financial Statements, Duke Energy is obligated to complete cleanup of previously identified contamination resulting from the past use of PCB-containing lubricants and other discontinued practices at certain sites on the PEPL and Trunkline systems. Based on Duke Energy's experience to date and costs incurred for cleanup operations, management believes the resolution of matters relating to the environmental issues discussed above will not have a material adverse effect on consolidated results of operations, cash flows or financial position.

   Air Quality Control. In October 1998, the EPA issued a final rule on regional ozone control that required 22 eastern states and the District of Columbia to revise their State Implementation Plans (SIPs) to significantly reduce emissions of nitrogen oxide by May 1, 2003. The EPA's rule was challenged in court by various states, industry and other interests, including the states of North Carolina and South Carolina, and Duke Energy. In March 2000, the court upheld most aspects of the EPA's rule. The same court subsequently issued a decision that extended the compliance deadline for implementation of emission reductions to May 31, 2004. In January 2000, the EPA finalized another ozone-related rule under Section 126 of the Clean Air Act
(CAA) that has virtually identical emission control requirements as its October 1998 action, but with a May 1, 2003 compliance date. The EPA's 2000 rule has been challenged in court. The court is expected to issue its decision during the spring of 2001.

   In response to the EPA's October 1998 rule, both North Carolina and South Carolina are in the process of finalizing the SIP revisions to implement the EPA rule's emission reduction requirements. Additionally, North Carolina has adopted a separate rule that caps nitrogen oxide emissions from coal-fired power plants in the event the EPA's SIP rule is eventually overturned.

   Depending on the resolution of these and related matters, management anticipates that costs to Duke Energy may range from $500 million to $900 million in capital costs for additional emission controls over an

                            DUKE ENERGY CORPORATION
estimated time period which continues through 2007. Emission control retrofits of this type are large technical, design and construction projects. These projects will be managed closely to ensure the continuation of reliable electric service to Duke Energy's customers throughout the projects and upon their completion.

   On December 22, 2000, the U.S. Justice Department, acting on behalf of the EPA, filed a complaint against Duke Energy in the U.S. District Court in Greensboro, North Carolina, for alleged violations of the New Source Review
(NSR) provisions of the CAA. The EPA is claiming that 29 projects performed at 25 of Duke Energy's coal-fired units were major modifications as defined in the CAA and that Duke Energy violated the CAA's NSR requirements when it undertook those projects without obtaining permits and installing emission controls for sulfur dioxide, nitrogen oxide and particulate matter. The complaint requests, among other things, that the court enjoin Duke Energy from operating the coal-fired units identified in the complaint, and order Duke Energy to install additional emission controls and pay unspecified civil penalties. This complaint appears to be part of the EPA's NSR enforcement initiative, in which the EPA claims that utilities and others have committed widespread violations of the CAA permitting requirements for the past 25 years. The EPA has sued or issued notices of violation or investigative information requests, to at least 48 other electric utilities and cooperatives.

   The EPA's allegations run counter to previous EPA guidance regarding the applicability of the NSR permitting requirements. Duke Energy, along with other utilities, has routinely undertaken the type of repair, replacement, and maintenance projects that the EPA now claims are illegal. Duke Energy believes that all of its electric generation units are properly permitted and have been properly maintained, and intends to defend itself vigorously against these alleged violations. However, because these matters are in a preliminary stage, management cannot estimate the effects of these matters on Duke Energy's future consolidated results of operations, cash flows or financial position. The CAA authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Civil penalties, if ultimately imposed by the court, and the cost of any required new pollution control equipment, if the court accepts the EPA's contentions, could be substantial.

   Injury and Damages Claims. Duke Energy has experienced numerous claims relating to damages for personal injury alleged to have arisen from the exposure to or use of asbestos in connection with construction and maintenance activities conducted by Duke Energy on its electric generation plants during the 1960s and 1970s. During 1999, Duke Energy experienced a significant increase in the number of these claims. This increase, coupled with its cumulative experience in claims received, prompted Duke Energy to conduct a comprehensive review which was completed in late 1999 and to record an $800 million accrual, which is included in Other Deferred Credits and Other Liabilities in the Consolidated Balance Sheets, to reflect the purchase of a third-party insurance policy as well as estimated amounts for future claims not recoverable under such policy. The insurance policy, combined with amounts covered by self-insurance reserves, provides for claims paid up to an aggregate of $1.6 billion. Duke Energy currently believes the estimated claims relating to this exposure will not exceed such amount. While Duke Energy is uncertain as to the timing of when claims will be received, portions of the estimated claims may not be received and paid for 30 or more years.

   While Duke Energy has recorded an accrual related to this estimated liability, such estimates cannot be made with certainty. Factors, such as the frequency and magnitude of claims, could result in changes in the estimates of the injury and damages liability and insurance recoveries. Such changes could result in, over time, a difference from the amount currently reflected in the financial statements. However, due to Duke Energy's insurance program relating to this liability, management believes that any changes in the estimates would not have a material adverse effect on consolidated results of operations, cash flows or financial position.

   California Issues. California Litigation. Duke Energy's subsidiaries, DENA and DETM, have been named among 16 defendants in a class action lawsuit (the Gordon lawsuit) filed against companies identified as

                            DUKE ENERGY CORPORATION

"generators and traders" of electricity in California markets. DETM also was named as one of numerous defendants in four additional lawsuits, including two class actions (the Hendricks and Pier 23 Restaurant lawsuits), filed against generators, marketers and traders and other unnamed providers of electricity in California markets. These suits were brought either by or on behalf of electricity consumers in the State of California. The Gordon and Hendricks class action suits were filed in the Superior Court of the State of California, San Diego County, in November 2000. The other three suits were filed in January 2001, one in the Superior Court of the State of California, San Diego County, and the other two in the Superior Court of the State of California, County of San Francisco. These suits generally allege that the defendants manipulated the wholesale electricity markets in violation of state laws against unfair and unlawful business practices and state antitrust laws. Plaintiffs in the Gordon suit seek aggregate damages of over $4 billion, and the plaintiffs in the other suits, to the extent damages are specified, allege damages in excess of $1 billion. The lawsuits each seek the disgorgement of alleged unlawfully obtained revenues for sales of electricity and, in three suits, an award of treble damages.

   California Wholesale Electricity Markets. As a result of high prices in the western U.S. wholesale electricity markets in 2000, several state and federal regulatory investigations and complaints have commenced to determine the causes of the prices and potentially to recommend remedial action. The FERC concluded its investigation by issuing on December 15, 2000, an Order Directing Remedies in California Wholesale Electricity Markets. In this conclusion, the FERC found no basis in allegations made by government officials in California that specific electric generators artificially drove up power prices. This conclusion is consistent with similar findings by the Compliance Unit of the California Power Exchange (CalPX) and the Northwest Power Planning Council. That Order is the subject of numerous rehearing requests.

   At the state level, the California Public Utilities Commission, the California Electricity Oversight Board, the California Bureau of State Audits and the California Office of the Attorney General all have separate ongoing investigations into the high prices and their causes. None of those investigations have been completed and no findings have been made in connection with any of them.

   California Utilities Defaults and Other Proceedings. Two California electric utilities recently defaulted on many of their obligations to suppliers and creditors. NAWE supplies electric power to these utilities directly and indirectly through contracts through the California Independent System Operator (CAISO) and the CalPX. NAWE also supplies natural gas to these utilities under direct contracts. With respect to electric power sales through the CAISO and CalPX, Duke Energy quantified its exposures at December 31, 2000 to these utilities and recorded a $110 million provision. As a result of these defaults and certain related government actions, Duke Energy has taken a number of steps, including initiating court actions, to mitigate its exposure.

   While these matters referenced above are in their earliest stages, management does not believe, based on its analysis to date of the factual background and the claims asserted in these matters, that their resolution will have a material adverse effect on Duke Energy's consolidated results of operations, cash flows or financial position.

   Litigation. Exxon Mobil Corporation Arbitration. In December 2000, three subsidiaries of Duke Energy initiated binding arbitration against three subsidiaries of the Exxon Mobil Corporation (collectively, the "Exxon Mobil entities") concerning the parties' joint ownership of DETM and certain related affiliates (collectively, the "Ventures"). At issue is a buy-out right provision in the parties' agreement. The agreements governing the ownership of the Ventures contain provisions giving Duke Energy the right to purchase the Exxon Mobil entities' 40% interest in the Ventures in the event material business disputes arise between the Ventures' owners. Such disputes have arisen, and consequently, Duke Energy exercised its right to buy the Exxon Mobil entities' interest. Duke Energy claims that refusal by the Exxon Mobil entities to honor the

                            DUKE ENERGY CORPORATION
exercise is a breach of the buy-out right provision, and seeks specific performance of the provision. Duke Energy also complains of the Exxon Mobil entities' lack of use of, and contributions to, the Ventures.

   In January 2001, the Exxon Mobil entities asserted counterclaims in the arbitration and claims in a separate Texas state court action alleging that Duke Energy breached its obligations to the Ventures and to the Exxon Mobil entities. The Exxon Mobil entities also claim that Duke Energy violated a Guaranty Agreement. While this matter is in its early stages, management believes that the final disposition of this action will not have a material adverse effect on Duke Energy's consolidated results of operations, cash flows or financial position.

   Other Commitments and Contingencies. Financial Guarantees. Certain subsidiaries of Duke Energy have guaranteed debt agreements of affiliates and have provided surety bonds and letters of credit, all of which totaled approximately $1.9 billion and $853 million as of December 31, 2000 and 1999, respectively. The increase in the amount of these obligations is primarily due to increasing support for margin deposits and power exchange participation.

   Leases. Duke Energy utilizes assets under operating leases in several areas of operations. Consolidated rental expense amounted to $90 million, $87 million and $80 million in 2000, 1999 and 1998, respectively. Future minimum rental payments under Duke Energy's various operating leases for the years 2001 through 2005 are $74 million, $60 million, $51 million, $44 million and $38 million, respectively.

15. Common Stock

   On December 20, 2000, Duke Energy announced a two-for-one common stock split effective January 26, 2001, to shareholders of record on January 3, 2001. All outstanding share and per share amounts have been restated to reflect the stock split, and appropriate adjustments have been made in the exercise price and number of shares subject to stock options along with appropriate adjustments to stock amounts and other employee benefit programs. Effective with the stock split, the quarterly cash dividend rate on common stock is $0.275 per share, subject to declaration from time to time by the Board of Directors.

   At its December 20, 2000 meeting, the Board of Directors approved a proposal to increase the number of authorized shares of common stock from one billion to two billion. Such an increase is subject to shareholder approval at the Duke Energy Corporation Annual Meeting of Shareholders to be held on April 26, 2001.

16. Stock-Based Compensation

   All of the following information regarding outstanding common stock shares and options has been restated to reflect the two-for-one common stock split discussed in Note 15 to the Consolidated Financial Statements.

   Under Duke Energy's 1998 Long-term Incentive Plan (the 1998 Plan), stock options for up to 30 million shares of common stock may be granted to key employees. Under the 1998 Plan, the exercise price of each option granted is required to be no less than the market price of Duke Energy's common stock on the date of grant. Vesting periods range from one to five years with a maximum term of 10 years. An amendment to the 1998 Plan, subject to shareholder approval at the Duke Energy Corporation Annual Meeting of Shareholders to be held on April 26, 2001, will increase the number of shares of common stock available under the 1998 Plan to 60 million shares.

                            DUKE ENERGY CORPORATION

Stock Option Activity

                                                                       Weighted-
                                                                        Average
                                                                       Exercise
                                                           Options       Price
                                                        -------------- ---------
                                                        (in thousands)
Outstanding at December 31, 1997.......................      5,459        $12
  Granted..............................................      7,096         29
  Exercised............................................     (1,896)        11
  Forfeited............................................     (1,736)        29
                                                            ------
Outstanding at December 31, 1998.......................      8,923         23
  Granted..............................................     10,308         27
  Exercised............................................       (856)        12
  Forfeited............................................       (750)        29
                                                            ------
Outstanding at December 31, 1999.......................     17,625         25
  Granted..............................................      7,594         41
  Exercised............................................     (2,047)        21
  Forfeited............................................       (666)        27
                                                            ------
Outstanding at December 31, 2000.......................     22,506         31
                                                            ======

Stock Options at December 31, 2000

                       Outstanding                    Exercisable
            ----------------------------------- ------------------------
                           Weighted-  Weighted-                Weighted-
 Range of                   Average    Average                  Average
 Exercise                  Remaining  Exercise                 Exercise
  Prices       Number        Life       Price      Number        Price
 --------      ------      ---------  ---------    ------      ---------
            (in thousands) (in years)           (in thousands)
 $5 to $7           7         1.3        $ 7            7         $ 7
 $8 to $10        944         3.1         10          944          10
$11 to $12        203         3.3         12          203          12
$13 to $16        220         5.1         14          220          14
$21 to $25      6,115         8.9         25        1,532          24
$26 to $30      7,726         7.7         29        2,111          29
$31 to $34        578         8.0         32          185          33
  > $34         6,713        10.0         43          --          --
               ------                               -----
    Total      22,506                               5,202         $23
               ======                               =====

   Duke Energy had 3.6 million and 3.0 million options exercisable at December 31, 1999 and 1998, with weighted-average exercise prices of $17 and $11 per option, respectively.

   The weighted-average fair value of options granted was $10, $5 and $4 per option during 2000, 1999 and 1998, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model.

                            DUKE ENERGY CORPORATION

Weighted-Average Assumptions for Option-Pricing

                                                          2000    1999    1998
                                                         ------- ------- -------
Stock dividend yield....................................    3.7%    4.1%    4.2%
Expected stock price volatility.........................   25.1%   18.8%   15.1%
Risk-free interest rates................................    5.3%    5.9%    5.6%
Expected option lives................................... 7 years 7 years 7 years

   Had compensation expense for stock-based compensation been determined based on the fair value at the grant dates, 2000 net income would have been $1,764 million, or $2.37 per basic share; 1999 net income would have been $1,498 million, or $2.03 per basic share; and 1998 net income would have been $1,250 million, or $1.70 per basic share.

   Under Duke Energy's 1996 Stock Incentive Plan (the 1996 Plan), four million shares of common stock were reserved for awards to employees. Restricted stock grants made under the 1996 Plan vest over periods ranging from one to five years. Duke Energy awarded 294,526 restricted shares (fair value at grant dates of approximately $8 million) in 2000 and 131,700 restricted shares (fair value at grant dates of approximately $4 million) in 1999. Compensation expense for the grants is charged to earnings over the restriction period and amounted to $4 million in 2000 and was not material in 1999 or 1998.

   Duke Energy granted Company Performance Awards under the 1998 Plan, under which 30 million shares of common stock have been reserved for employee and outside director awards. These share grants under the 1998 Plan vest over periods ranging between one and seven years. Duke Energy awarded 225,000 of these shares (fair value at grant dates of $7 million) in 2000 and 986,400 of these shares (fair value at grant dates of $26 million) in 1999. Compensation expense for the stock grants is charged to earnings over the vesting period, and amounted to $7 million in 2000, $3 million in 1999 and zero in 1998.

17. Employee Benefit Plans

   Retirement Plans. Duke Energy and its subsidiaries maintain a non-contributory defined benefit retirement plan covering most employees with minimum service requirements using a cash balance formula. Under a cash balance formula, a plan participant accumulates a retirement benefit based upon a percentage, which may vary with age and years of service, of current eligible earnings and current interest credits.

   On December 31, 1998, all defined benefit retirement plans maintained by Duke Energy and its subsidiaries, except for the PanEnergy retirement plan, were merged to form the Duke Energy Retirement Cash Balance Plan (the Duke Energy Plan). The plan merger changed the benefit for certain participants, from a formula based primarily on benefit accrual service and highest average earnings, to a cash balance formula.

   Through December 31, 1998, the PanEnergy retirement plan provided retirement benefits (i) for eligible employees of certain subsidiaries that are generally based on an employee's years of benefit accrual service and highest average eligible earnings, and (ii) for eligible employees of certain other subsidiaries under a cash balance formula. In 1998, a significant amount of lump sum payouts were made from the PanEnergy plan resulting in a settlement gain of $10 million. Effective January 1, 1999, the benefit formula under the PanEnergy plan, for all eligible employees, was changed to a cash balance formula.

   In connection with the 1999 sale of the Midwest Pipelines to CMS, benefit accruals under the PanEnergy plan were frozen on December 31, 1998, for all participants who, as a result of the sale, became employees of CMS and its subsidiaries. Once the transfer of the benefit obligation and related assets of the affected participants to CMS was completed, the PanEnergy plan was merged into the Duke Energy Plan.

                            DUKE ENERGY CORPORATION

   Duke Energy's policy is to fund amounts, as necessary, on an actuarial basis to provide assets sufficient to meet benefits to be paid to plan participants. No contributions to the Duke Energy Plan were necessary in 2000 or 1999. The net unrecognized transition asset, resulting from the implementation of accrual accounting, is being amortized over approximately 20 years.

Components of Net Periodic Pension Costs

                                                           For the Years Ended
                                                              December 31,
                                                         ----------------------
                                                          2000    1999    1998
                                                         ------  ------  ------
                                                            (in millions)
Service cost benefit earned during the year............. $   70  $   72  $   63
Interest cost on projected benefit obligation...........    184     165     169
Expected return on plan assets..........................   (244)   (224)   (218)
Amortization of prior service cost......................     (3)     (3)     (4)
Amortization of net transition asset....................     (4)     (4)     (4)
Recognized net actuarial loss...........................    --       12      10
Settlement gain.........................................    --      --      (10)
                                                         ------  ------  ------
Net periodic pension costs.............................. $    3  $   18  $    6
                                                         ======  ======  ======

Reconciliation of Funded Status to Pre-funded Pension Costs

                                                                  December 31,
                                                                 --------------
                                                                  2000    1999
                                                                 ------  ------
                                                                 (in millions)
   Change in Benefit Obligation
   Benefit obligation at beginning of year...................... $2,446  $2,540
   Service cost.................................................     70      72
   Interest cost................................................    184     165
   Actuarial (gain) loss........................................     16     (41)
   Transfer to CMS..............................................    --      (85)
   Benefits paid................................................   (130)   (205)
                                                                 ------  ------
   Benefit obligation at end of year............................ $2,586  $2,446
                                                                 ------  ------
   Change in Plan Assets
   Fair value of plan assets at beginning of year(a)............ $3,121  $2,920
   Actual return on plan assets.................................     47     491
   Transfer to CMS..............................................    --      (85)
   Benefits paid................................................   (130)   (205)
                                                                 ------  ------
   Fair value of plan assets at end of year(a).................. $3,038  $3,121
                                                                 ------  ------
   Funded status................................................ $  452  $  675
   Unrecognized net experience gain.............................   (110)   (315)
   Unrecognized prior service cost reduction....................    (22)    (24)
   Unrecognized net transition asset............................    (16)    (21)
                                                                 ------  ------
   Pre-funded pension costs..................................... $  304  $  315
                                                                 ======  ======

--------
(a) Principally equity and fixed-income securities.

                            DUKE ENERGY CORPORATION

Assumptions Used for Pension Benefits Accounting(a)

                                                                  2000 1999 1998
                                                                  ---- ---- ----
                                                                    (percent)
Discount rate.................................................... 7.50 7.50 6.75
Salary increase.................................................. 4.53 4.50 4.67
Expected long-term rate of return on plan assets................. 9.25 9.25 9.25

--------
(a) Reflects weighted averages across all plans.

   Duke Energy also sponsors employee savings plans that cover substantially all employees. Employer matching contributions of $66 million, $68 million and $53 million were expensed in 2000, 1999 and 1998, respectively.

   Other Postretirement Benefits. Duke Energy and most of its subsidiaries provide certain health care and life insurance benefits for retired employees on a contributory and non-contributory basis. Employees become eligible for these benefits if they have met certain age and service requirements at retirement, as defined in the plans. Under plan amendments effective late 1998 and early 1999, health care benefits for future retirees were changed to limit employer contributions and medical coverage.

   Such benefit costs are accrued over the active service period of employees to the date of full eligibility for the benefits. The net unrecognized transition obligation, resulting from the implementation of accrual accounting, is being amortized over approximately 20 years.

Components of Net Periodic Postretirement Benefit Costs

                                                             For the Years
                                                                 Ended
                                                              December 31,
                                                             ----------------
                                                             2000  1999  1998
                                                             ----  ----  ----
                                                             (in millions)
Service cost benefit earned during the year................. $  5  $  7  $ 10
Interest cost on accumulated postretirement benefit
 obligation.................................................   43    40    43
Expected return on plan assets..............................  (23)  (21)  (18)
Amortization of prior service cost..........................    1     1     7
Amortization of net transition obligation...................   18    18    16
Recognized net actuarial (gain) loss........................  --     (1)    1
                                                             ----  ----  ----
Net periodic postretirement benefit costs................... $ 44  $ 44  $ 59
                                                             ====  ====  ====

                            DUKE ENERGY CORPORATION

Reconciliation of Funded Status to Accrued Postretirement Benefit Costs

                                                                   December
                                                                      31,
                                                                  ------------
                                                                  2000   1999
                                                                  -----  -----
                                                                      (in
                                                                   millions)
   Change in Benefit Obligation
   Accumulated postretirement benefit obligation at beginning of year........................................................  $ 562  $ 625
   Service cost.................................................      5      7
   Interest cost................................................     43     40
   Plan participants' contributions.............................      7      7
   Actuarial (gain) loss........................................     39    (68)
   Benefits paid................................................    (42)   (49)
                                                                  -----  -----
   Accumulated postretirement benefit obligation at end of
    year........................................................  $ 614  $ 562
                                                                  -----  -----
   Change in Plan Assets
   Fair value of plan assets at beginning of year(a)............  $ 327  $ 305
   Actual return on plan assets.................................      8     41
   Employer contributions.......................................     25     23
   Plan participants' contributions.............................      7      7
   Benefits paid................................................    (42)   (49)
                                                                  -----  -----
   Fair market value of plan assets at end of year(a)...........  $ 325  $ 327
                                                                  -----  -----
   Funded status................................................  $(289) $(235)
   Unrecognized net experience gain.............................    (47)  (110)
   Unrecognized prior service cost..............................      5      8
   Unrecognized transition obligation...........................    214    229
                                                                  -----  -----
   Accrued postretirement benefit costs.........................  $(117) $(108)
                                                                  =====  =====

--------
(a) Principally equity and fixed-income securities.

Assumptions Used for Postretirement Benefits Accounting(a)

                                                               2000  1999  1998
                                                               ----- ----- -----
                                                                   (percent)
Discount rate.................................................  7.50  7.50  6.75
Salary increase...............................................  4.53  4.50  4.67
Expected long-term rate of return on assets...................  9.25  9.25  9.25
Assumed tax rate(b)........................................... 39.60 39.60 39.60

--------
(a) Reflects weighted averages across all plans.
(b) Applicable to the health care portion of funded postretirement benefits.

   For measurement purposes, a 6% average annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000 and beyond. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans.

                            DUKE ENERGY CORPORATION

Sensitivity to Changes in Assumed Health Care Cost Trend Rates

                                                  1-Percentage-  1-Percentage-
                                                  Point Increase Point Decrease
                                                  -------------- --------------
                                                          (in millions)
   Effect on total service and interest costs....      $ 2            $ (2)
   Effect on postretirement benefit obligation...       27             (25)

18. Quarterly Financial Data (Unaudited)

                                       First  Second   Third  Fourth
                                      Quarter Quarter Quarter Quarter   Total
                                      ------- ------- ------- -------  -------
                                       (in millions, except per share data)
2000
Operating revenues................... $7,290  $10,926 $15,691 $15,411  $49,318
Operating income.....................    812      794   1,501     706    3,813
EBIT.................................    859      837   1,556     762    4,014
Net income...........................    393      329     770     284    1,776
Earnings per share(a)
  Basic.............................. $ 0.53  $  0.44 $  1.04 $  0.38  $  2.39
  Diluted............................ $ 0.53  $  0.44 $  1.03 $  0.38  $  2.38
1999
Operating revenues................... $4,178  $ 4,691 $ 6,676 $ 6,221  $21,766
Operating income.....................    645      531     866    (223)   1,819
EBIT.................................    683      568     908    (116)   2,043
Income before extraordinary item.....    307      288     441    (189)     847
Net income...........................    967      288     441    (189)   1,507
Earnings per share (before
 Extraordinary item)(a)
  Basic.............................. $ 0.41  $  0.39 $  0.60 $ (0.27) $  1.13
  Diluted............................ $ 0.41  $  0.39 $  0.60 $ (0.27) $  1.13
Earnings per share(a)
  Basic.............................. $ 1.32  $  0.39 $  0.60 $ (0.27) $  2.04
  Diluted............................ $ 1.32  $  0.39 $  0.60 $ (0.27) $  2.03

--------
(a) Restated to reflect the two-for-one common stock split effective January 26, 2001.